UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

J. C. Penney Company, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Myron E. Ullman, III Chairman of the Board and Chief Executive Officer

April 4, 2008

Dear Stockholders:

On behalf of your Board of Directors and management, I invite you to attend JCPenney’s Annual Meeting of Stockholders. The meeting will be held on Friday, May 16, 2008, at 10:00 A.M., local time, at JCPenney’s Home Office located at 6501 Legacy Drive, Plano, Texas 75024.

You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages.

We are pleased to be among the first companies to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We appreciate your continued support of JCPenney.

Any stockholder having a disability requiring special assistance who would like to attend the Annual Meeting should call the Corporate Secretary of the Company at (972) 431-1000 and reasonable accommodations will be made to meet such stockholder’s needs.

J. C. Penney Company, Inc. • P.O. Box 10001 • Dallas, TX 75301

Home Office • 6501 Legacy Drive • Plano, TX 75024-3698

J. C. PENNEY COMPANY, INC.

6501 Legacy Drive

Plano, Texas 75024-3698

J. C. PENNEY COMPANY, INC.

Notice of 2008 Annual Meeting of Stockholders

Date and Time:	Friday, May 16, 2008 10:00 A.M., local time

Place:	JCPenney Home Office 6501 Legacy Drive Plano, Texas 75024-3698

Business:	1. To elect nine directors for a one-year term as described in the accompanying proxy materials;

2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending January 31, 2009;

3. To consider a stockholder proposal relating to stockholder approval of certain severance agreements; and

4. To consider any other business properly brought before the meeting.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 17, 2008.

Voting By Proxy:	It is important that your shares be represented and voted at the meeting. If you received the proxy materials by mail, you can vote your shares by completing, signing, dating, and returning your completed proxy card, by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote your shares only by telephone or over the Internet. To vote by telephone or Internet, follow the instructions included in the proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual Meeting of

Stockholders to be held on May 16, 2008.

The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and the 2007 Summary Annual Report are available at www.proxyvote.com.

Jeffrey J. Vawrinek,

Acting Secretary

Plano, Texas

April 4, 2008

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR

VOTE BY TELEPHONE OR INTERNET

PROXY STATEMENT

2008 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to JCPenney stockholders beginning on or about April 4, 2008. In this proxy statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

JCPenney’s Board of Directors is soliciting your vote at the 2008 Annual Meeting of Stockholders.

What will I be voting on?

You will be voting on:

•	Election of directors;
•	Ratification of the appointment of KPMG LLP as JCPenney’s independent auditor for the fiscal year ending January 31, 2009;
•	A stockholder proposal relating to stockholder approval of certain severance agreements; and
•	Any other business that may properly come before the meeting.

What are the Board of Directors’ voting recommendations?

The Board of Directors recommends that you vote your shares “For” each of the nominees to the Board, “For” the ratification of the appointment of KPMG LLP as independent auditor for the fiscal year ending January 31, 2009 and “Against” the stockholder proposal relating to stockholder approval of certain severance agreements.

Who is entitled to vote?

All stockholders who owned JCPenney common stock at the close of business on the record date, March 17, 2008, are entitled to attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of JCPenney common stock you owned on the record date.

How many votes can be cast by all stockholders?

Each share of JCPenney common stock is entitled to one vote. There is no cumulative voting. On March 17, 2008, JCPenney had 221,818,355 shares of common stock outstanding and entitled to vote.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of JCPenney common stock as of the record date, or 110,909,178 shares, must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if stockholders are present and vote in person or a proxy card has been properly submitted by or on behalf of stockholders. Abstentions and broker non-votes are counted only for purposes of determining the presence of a quorum.

How many votes are required to elect directors and adopt the other proposals?

You may vote “For” or “Against” with respect to the election of directors. Our Bylaws provide that in a non-contested election, each director must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. Accordingly, abstentions will have no effect on the election of a director. Any director nominee who is an incumbent director and is not re-elected must promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation.

Ratification of the appointment of KPMG LLP as JCPenney’s independent auditor and the stockholder proposal each requires the affirmative vote of a majority of the shares of JCPenney common stock outstanding as of the record date to be approved. If you abstain from voting on these matters, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. Broker non-votes will also have the same effect as a vote against that proposal.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with rules recently adopted by the Securities and Exchange Commission (SEC), rather than mailing a printed copy of our proxy materials to each stockholder of record, we may now send each of our stockholders a Notice of Internet Availability of Proxy Materials (Notice), which indicates how our stockholders may:

•	access their proxy materials over the Internet;
•	make a one-time request to receive a printed set of proxy materials by mail; or
•	make a permanent election to receive all of their proxy materials in printed form by mail or electronically by e-mail.

This Notice also includes your control number and instructions for voting your proxy over the Internet. If you no longer have your Notice and need to obtain your control number, you may contact the Company at 972-431-2236.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and
•	instruct us to send our future proxy materials to you electronically by e-mail instead of sending you printed copies by mail.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. The Summary Annual Report and the Form 10-K accompany these proxy materials but are not considered part of the proxy soliciting materials.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please call 972-431-1000. You can vote by proxy in three ways:

•	by mail – If you received your proxy materials by mail, you can vote by mail by using the enclosed proxy card;

•

by telephone – In the United States and Canada, you can vote by telephone by following the instructions on the Notice to access the proxy materials or on your proxy card if you received your materials by mail; and

•	by Internet – You can vote by Internet by following the instructions on the Notice to access the proxy materials or on your proxy card if you received your materials by mail;

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you sign your proxy card, but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change my vote after I execute my proxy?

You can revoke a proxy at any time prior to its exercise at the Annual Meeting. You can send in a new proxy card with a later date if you received your proxy materials by mail, or cast a new vote by telephone or Internet, or send a written notice of revocation to JCPenney’s Corporate Secretary at the address on the cover page of this proxy statement. If you attend the Annual Meeting and want to vote in person, you can request that any previously submitted proxy not be used.

How do I vote my shares of JCPenney common stock in the Savings Plan?

If you are a participant in the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan (the Savings Plan), you will receive a separate voting instruction card for the shares allocated to your account in the Savings Plan. This voting instruction card will allow you to instruct State Street Bank and Trust Company, as trustee for the Savings Plan, how to vote your shares. If you do not vote your shares in the Savings Plan, State Street Bank and Trust Company will vote them in the same proportion as those shares for which it has received voting instructions.

Will my vote be kept confidential?

Yes. JCPenney’s policy is that all proxy or voting instruction cards, ballots, and vote tabulations which identify the vote of an individual stockholder are to be kept secret. Your vote will only be disclosed:

•	to allow the independent election inspectors to certify the results of the vote;
•	if JCPenney is legally required to disclose your vote or is defending or asserting claims in a lawsuit;
•	if there is a proxy contest involving the Company; or
•	if you make a written comment on your proxy or voting instruction card or ballot.

Who pays for this proxy solicitation?

JCPenney does. In addition to soliciting proxies by mail, JCPenney may solicit proxies by telephone, personal contact, and electronic means. No director, officer, or employee of JCPenney will be specially compensated for these activities. JCPenney has hired Morrow & Co., Inc., a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $25,000 plus reimbursement for reasonable expenses.

JCPenney will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of JCPenney common stock.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this proxy statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holder.

CORPORATE GOVERNANCE

For more than 100 years, JCPenney has been serving American consumers by building our business on timeless values. That is our history. That is our future. Since James Cash Penney opened his first Golden Rule Store in 1902, our goal has been “to serve the public, as nearly as we can, to its complete satisfaction.” Building on this heritage, in 2005 we adopted our “WINNING TOGETHER” principles, which are set forth on the outside back cover of this proxy statement and include valuing, developing, and rewarding the contributions of all Associates; acting only with the highest ethical standards; achieving excellence in our work, products, and services; and caring about and being involved in our communities. We do this for our customers and our stockholders.

Governing Documents

The key documents that make up our corporate governance framework are our:

•	Corporate Governance Guidelines, including our Standards for the Determination of Director Independence and our Policy on Review and Consideration of Related Person Transactions;
•	Restated Certificate of Incorporation, as amended;
•	Bylaws, as amended;
•	Audit Committee Charter;
•	Corporate Governance Committee Charter;
•	Human Resources and Compensation Committee Charter;
•	Charter of the Committee of the Whole;
•	Statement of Business Ethics; and
•	Standards and Procedures for Director Nominations.

You can access each of these documents on our website at www.jcpenney.net by clicking on “Investors,” then “Corporate Governance.” You can also obtain a free copy of any of these documents by sending a written request to JCPenney’s Corporate Secretary at P.O. Box 10001, Dallas, Texas 75301.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance, which are the foundation of our commitment to best practices. You can access our Corporate Governance Guidelines at www.jcpenney.net. The Guidelines are reviewed annually by the Corporate Governance Committee and the Board. The matters covered by the Guidelines include:

•	director responsibilities;
•	the size of the Board;
•	director independence and minimum qualifications;
•	factors to be considered in selecting candidates to serve on the Board;
•	the Board’s voting standard for the election of directors;
•	director retirement;
•	director resignations upon change of principal employment;
•	directors’ outside directorships and outside audit committee service;
•	Board committees;
•	policies relating to Board meetings;
•	executive sessions for directors;
•	ethical principles to be followed by directors;
•	policies and procedures for reviewing related person transactions and conflicts of interest;
•	policy on recovery of compensation in the event of a financial restatement;
•	the Board’s access to management and independent advisors;

•	stockholders’ and other interested parties’ communications to non-employee directors;
•	director orientation and continuing education;
•	prohibition of loans to directors and executive officers;
•	stock ownership goals for directors and members of the Company’s senior management team;
•	management succession and CEO evaluation; and
•	annual self-assessments of the Board and each of the Audit, Corporate Governance, and Human Resources and Compensation Committees.

Policies and Procedures with Respect to Related Person Transactions

The Board of Directors recognizes that related person transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, our directors and executive officers are to avoid any activity, interest, or relationship that would create, or might appear to others to create, a conflict with the interests of JCPenney.

Our written Policy on Review and Consideration of Related Person Transactions (Policy) is included as Appendix B to our Corporate Governance Guidelines. For purposes of current SEC rules as well as our Policy, a “related person transaction” is any transaction in which the Company was, is or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. The term “related person” means (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and (c) any immediate family member of any of the foregoing persons. We review all relationships and transactions in which the Company and a related person are participants to determine whether such persons have a direct or indirect material interest. To identify potential related person transactions, under our Policy, we request certain information from our directors and executive officers. We then review the information provided for any related person transactions. The Corporate Governance Committee reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed. Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

In fiscal 2007, the Corporate Governance Committee reviewed and ratified a related person transaction involving the JCPenney Afterschool Fund, a non-profit 501(c)(3) entity organized and operated to raise public awareness of and to support after-school programs for children, and Build-A-Bear Workshop, Inc., an operator of interactive children’s entertainment retail stores (Build-A-Bear). Maxine K. Clark, a director of the Company and current nominee for election, founded and currently serves as Chief Executive Officer and Chairman of the Board of Directors of Build-A-Bear. Additionally, Ms. Clark beneficially owns more than 5% of the outstanding shares of Build-A-Bear.

The JCPenney Afterschool Fund entered into a transaction with a non-related third-party vendor in which two toys designed and marketed under the Build-A-Bear name were sold in the Company’s stores during the holiday season. The Company purchased the toys from the third-party vendor for a cost of approximately $1,946,200, which included royalties paid by the vendor to Build-A-Bear of approximately $743,300.

All of the Company’s net profits from the sale of these holiday toys were donated by the Company to the JCPenney Afterschool Fund.

The Corporate Governance Committee determined that this transaction was not material to either the Company or Build-A-Bear and that this transaction does not negatively impact Ms. Clark’s independence as determined under the Company’s independence standards as well as the independence requirements of the New York Stock Exchange. Ms. Clark did not participate in the deliberations or vote respecting approval or ratification of this transaction.

Board Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the New York Stock Exchange. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company that would affect his or her independence and that he or she otherwise satisfies JCPenney’s director independence standards as well as all applicable laws, rules and regulations. Our “Standards for the Determination of Director Independence” are included as Appendix A to our Corporate Governance Guidelines, which can be accessed at www.jcpenney.net.

The factors the Board considers in determining whether a director is independent include:

•	Is or was the director an employee of JCPenney?;
•	Is or was a member of the director’s immediate family an executive officer of JCPenney?;
•	Has the director or a member of his or her immediate family:
•	received more than $100,000 in direct compensation from JCPenney (other than director’s fees or deferred compensation for prior service)?;
•	been employed by KPMG LLP, our independent auditor?;
•	been employed by another company at the same time that one of our executive officers served on the compensation committee of the other company’s board of directors?;
•	been employed by another company that makes payments to, or receives payments from, JCPenney in excess of the greater of $1,000,000 or 2% of that company’s consolidated gross revenues?; and
•

Does the director serve as an officer, director or trustee of a charitable organization or as a member of that organization’s fund-raising entity or committee that received contributions from JCPenney in excess of the greater of $1,000,000 or 2% of the charity’s gross revenues?

The Board has reviewed each director’s independence for fiscal 2008. Applying the standards listed above as well as the requirements of the New York Stock Exchange, the Board has determined that each of the directors, except for Ken C. Hicks, the Company’s President and Chief Merchandising Officer, and Myron E. Ullman, III, the Company’s Chairman and Chief Executive Officer, is independent. Additionally, Vernon E. Jordan, Jr., who retired from the Board in August 2007, and Ann Marie Tallman, who resigned from the Board in December 2007, were determined by the Board to be independent applying the standards listed above as well as the requirements of the New York Stock Exchange.

Meeting Attendance

During fiscal 2007, the Board held seven meetings and committees of the Board held a total of 23 meetings. The Board currently has six meetings scheduled for fiscal 2008.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. In 2007, all members of the Board attended the Annual Meeting.

Executive Sessions

The non-employee, independent directors meet in executive session with no Company Associates present as a part of each regularly scheduled Board meeting. The presiding director of these sessions is currently Maxine K. Clark, whose one-year term as presiding director expires on May 16, 2008. The non-employee, independent directors will select the next director to serve as presiding director upon expiration of Ms. Clark’s term.

Communications with the Board of Directors

Any Company stockholder or other interested party who wishes to communicate with the Board of Directors or with an individual director may direct such communications by telephone to 1-800-527-0063, by facsimile to 972-431-1977, by email to jcpdirectors@jcpenney.com, or by writing to:

Corporate Secretary

J. C. Penney Company, Inc.

P.O. Box 10001

Dallas, TX 75301

The communication must be clearly addressed to the Board of Directors or to a specific director(s). If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company’s Corporate Secretary and entered into a log for tracking purposes. The Board has asked the Corporate Secretary to forward to the appropriate director(s) all correspondence, except for items unrelated to the Board’s functions, business solicitations, advertisements, and materials that are profane. The Corporate Secretary prepares a periodic summary report of all such communications for the Corporate Governance Committee of the Board.

Communications with the Audit Committee

Complaints and concerns relating to the Company’s accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of the Board of Directors. Any such communication may be made on an anonymous basis and may be reported to the Audit Committee through the Company’s Director of Auditing by calling 1-800-527-0063 or writing to:

Director of Auditing

J. C. Penney Company, Inc.

P.O. Box 250335

Plano, TX 75025-0335

All such concerns will be reviewed under the direction of the Audit Committee and oversight by the Director of Auditing, General Counsel, or such other persons as the Audit Committee determines to be appropriate. Confidentiality is maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as deemed appropriate in the judgment of the Audit Committee. The Director of Auditing will prepare a periodic summary report of all such communications for the Audit Committee.

Director Nominee Qualifications and Process

Our process for nominating candidates for election to the Board is designed to identify and recruit high caliber individuals to serve on our Board. Although the Board retains ultimate responsibility for approving candidates for election, the Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Corporate Governance Committee considers candidates recommended by directors and the Company’s management, as well as any recommendations from Company stockholders. The Corporate Governance Committee has engaged in the past, and expects to continue to engage, one or more search firms to assist in the identification and recruitment of director candidates.

As provided in the Company’s Corporate Governance Guidelines, nominees for director will be selected based on, among other things, consideration of the following factors:

•	character and integrity;
•	business and management experience;
•	demonstrated competence in dealing with complex problems;
•	familiarity with the Company’s business;
•	diverse talents, backgrounds, and perspectives;
•	freedom from conflicts of interest;
•	regulatory and stock exchange membership requirements for the Board;
•	sufficient time to devote to the affairs of the Company; and
•	reputation in the business community.

In connection with the selection of nominees for director, due consideration is given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Corporate Governance Committee takes into account the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs.

In considering whether to nominate directors who are eligible to stand for re-election, the Committee considers the quality of past director service, attendance at Board and committee meetings, compliance with the Company’s Corporate Governance Guidelines (including satisfying the expectations for individual directors), as well as whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service, input from other Board members concerning the performance of that director, and the independence of the director.

To recommend a candidate for election to the Board, a stockholder must submit the following information to the Corporate Secretary of the Company at least 90 days in advance of the Annual Meeting:

•	The stockholder’s name and address;
•	A representation that the stockholder is a holder of record and intends to appear in person or by proxy at the Annual Meeting;
•	The name and address of the stockholder’s nominee for director;
•	A description of any arrangements or understandings between the stockholder and the director nominee or any other person (naming such person(s)) relating to the election of the nominee to the Board;
•	The biographical and other information about the nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
•	The nominee’s consent to serve on the Board.

In general, candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors, Company management or third-party search firms. However, the Corporate Governance Committee will additionally seek and consider information concerning the relationship between a stockholder’s recommended nominee and the stockholder to determine whether the nominee can effectively represent the interests of all stockholders. Also, except in unusual circumstances, the Corporate Governance Committee will not evaluate a stockholder-recommended candidate unless and until the stockholder advises that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service and to provide all of the information required to conduct an evaluation.

BOARD COMMITTEES

The Board of Directors has five principal standing committees. Committee members consist entirely of non-employee directors and the Board has determined that each of the members of these committees is “independent,” as defined under our standards of independence and under NYSE listing standards.

Audit Committee

The Audit Committee’s responsibilities include the selection and retention of the independent auditor for the annual audit of the Company’s consolidated financial statements and the approval of audit fees and non-audit services and fees paid to the independent auditor. The Committee reviews the independent auditor’s strategy and plan, scope, audit results, performance and independence, internal audit reports on the adequacy of internal controls, the Company’s ethics program, status of significant legal matters, the scope of the internal auditor’s plans and budget and results of its audits, and the effectiveness of the Company’s program for correcting audit findings. The Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended. A copy of the Audit Committee’s Charter is available at the Company’s website, www.jcpenney.net. Also available on the Company’s website are procedures for the confidential and anonymous reporting of matters relating to questionable accounting, internal accounting controls, or auditing matters.

During fiscal 2007, this Committee held seven meetings. Its current members are Thomas J. Engibous, Leonard H. Roberts, Mary Beth West, and Kent B. Foster, who serves as its Chair. The Board of Directors has determined that each member of this Committee is “financially literate” and qualifies as an “audit committee financial expert,” as those terms are defined by the Securities Exchange Act of 1934, as amended, and the NYSE.

Corporate Governance Committee

The Corporate Governance Committee performs the functions of a nominating committee, considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. It also develops and recommends to the Board corporate governance principles and practices for the Company and makes recommendations to the Board with respect to the size, composition, organization, responsibilities and functions of the Board and its directors, the qualifications of directors, candidates for election as directors, the compensation of directors, annual independence determinations, and the annual performance self-assessment process by the Board and each of the Audit, Corporate Governance, and Human Resources and Compensation Committees. A copy of the Corporate Governance Committee’s Charter, the Company’s Corporate Governance Guidelines, and Standards and Procedures for Director Nominations are available on the Company’s website at www.jcpenney.net.

During fiscal 2007, this Committee met six times. Its current members are Colleen C. Barrett, M. Anthony Burns, Burl Osborne, R. Gerald Turner, and Maxine K. Clark, who serves as its Chair.

Finance Committee

The Finance Committee is responsible for reviewing the Company’s financial policies, strategies, and capital structure. A copy of the Company’s Finance Committee Charter is available on the Company’s website at www.jcpenney.net.

During fiscal 2007, this Committee met three times. Its current members are M. Anthony Burns, Kent B. Foster, Leonard H. Roberts, Mary Beth West, and Thomas J. Engibous, who serves as its Chair.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee’s responsibilities include reviewing and administering the Company’s annual and long-term incentive compensation plans, overseeing the administration and operation of certain of the Company’s retirement and welfare plans, taking action or making recommendations with respect to the compensation of executive officers, including making a non-binding recommendation to the Committee of the Whole regarding the CEO’s compensation level, and reviewing succession plans for key Company executives, including the CEO. In addition, its responsibilities include reviewing the annual financial and investment performance results of the Company’s retirement and welfare plans, including the annual actuarial valuation reports applicable to such plans. A copy of the Human Resources and Compensation Committee’s Charter is available on the Company’s website at www.jcpenney.net. See also this Committee’s report on page 29. For a discussion of the processes and procedures for determining executive and director compensation and the roles of management and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” beginning on page 17 and “Director Compensation for Fiscal 2007” beginning on page 48.

During fiscal 2007, this Committee met six times. Its current members are Colleen C. Barrett, M. Anthony Burns, Maxine K. Clark, R. Gerald Turner, and Burl Osborne, who serves as its Chair.

Committee of the Whole

The Committee of the Whole assists the Board in discharging its responsibilities relating to the setting of performance goals and objectives, the evaluation of performance in light of those goals and objectives, and the setting of compensation for the Company’s CEO. A copy of the Committee of the Whole’s Charter is available on the Company’s website at www.jcpenney.net. See also “Compensation Discussion and Analysis” beginning on page 17.

During fiscal 2007, this Committee met one time. The Committee is composed solely of the independent members of the Board. Its current members are Colleen C. Barrett, M. Anthony Burns, Thomas J. Engibous, Kent B. Foster, Burl Osborne, Leonard H. Roberts, Javier G. Teruel, R. Gerald Turner, Mary Beth West, and Maxine K. Clark, who serves as its Chair.

The mailing address for all of these committees is c/o Corporate Secretary, J. C. Penney Company, Inc., P.O. Box 10001, Dallas, Texas 75301.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources and Compensation Committee and Committee of the Whole are each composed entirely of persons who are neither Associates nor former or current officers of the Company. There is not, nor was there during fiscal 2007, any compensation committee interlock or insider participation on the Human Resources and Compensation Committee or the Committee of the Whole.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires JCPenney’s directors and officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. The Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Due to administrative errors, in each of fiscal 2004, 2005 and 2006, one transaction involving Kent B. Foster, a director, was not timely reported on Form 4. The transactions were subsequently reported on a Form 4 filed on January 3, 2008.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 17, 2008, the beneficial ownership of shares of JCPenney common stock by (a) each stockholder known to the Company to beneficially own more than 5% of JCPenney common stock, (b) each present director, including the present directors being considered for election at the Annual Meeting, (c) the five most highly compensated executive officers serving during the last fiscal year, and (d) all present directors and executive officers of the Company as a group. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of common stock or the individual has the right to acquire the shares of common stock within 60 days of March 17, 2008.

Name	Number of shares beneficially owned		Number of shares included in previous column which the individual or group has/have the right to acquire within 60 days of March 17, 2008	Percent of outstanding common stock(1)
Janus Capital Management LLC	12,087,424	(2)	—	5.5%
J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan	17,596,005	(3)	—	7.9%
State Street Bank and Trust Company	24,351,521	(4)	—	11.0%
Directors(5)(6):
Colleen C. Barrett	8,965		4,699	*
M. Anthony Burns	30,519		13,499	*
Maxine K. Clark	12,693		4,699	*
Thomas J. Engibous	31,383		4,699	*
Kent B. Foster	18,742	(7)	4,699	*
Burl Osborne	16,109		4,699	*
Leonard H. Roberts	26,835		4,699	*
Javier G. Teruel	1,015		681	*
R. Gerald Turner	25,745	(8)	6,299	*
Myron E. Ullman, III	391,949		225,830	*
Mary Beth West	3,948		3,948	*
Named Executive Officers(5)(9):
Joanne L. Bober	109,347		95,367	*
Robert B. Cavanaugh	212,850		202,994	*
Ken C. Hicks	225,646		190,677	*
Michael T. Theilmann	90,309		82,346	*
All present directors and executive officers as a group(5)(10)	1,309,683		922,685	*

*	Less than 1%.

(1)	Calculated based on Rule 13d-3(d)(i) using the number of outstanding shares of common stock as of March 17, 2008.

(2)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2008 by Janus Capital Management LLC reporting sole power to vote or direct the vote of and dispose or direct the disposition of 9,061,461 shares of JCPenney common stock and shared power to vote or direct the vote of and dispose or direct the disposition of 3,025,963 shares of JCPenney common stock. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(3)	The trust maintained under the Savings Plan holds these shares. The address for the Savings Plan is 6501 Legacy Drive, Plano, Texas 75024. The trustee for the Savings Plan trust is State Street Bank and Trust Company, whose address is State Street Financial Center, Boston, Massachusetts 02111.

(4)

Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2008 by State Street Bank and Trust Company, acting in various fiduciary capacities, reporting sole power to vote or direct the vote of 6,606,017 shares of JCPenney common stock, shared power to vote or direct the vote of 17,745,504 shares of JCPenney common stock and shared power to dispose or direct the disposition of 24,351,521 shares of JCPenney common stock, which includes shares of JCPenney common stock held in trust under the Savings Plan. The address of State Street Bank and Trust Company is State Street Financial Center, Boston, Massachusetts 02111. State Street Bank and Trust Company also provides certain trustee and custodial services for the Company’s pension plan and serves as a lending bank under the credit facility to which the Company and its wholly owned subsidiary, J. C. Penney Corporation, Inc., are parties.

(5)	Except as set forth in the footnotes below, each person has sole investment and voting power with respect to the common stock beneficially owned by such person. Includes only those stock options that are exercisable or become exercisable within 60 days of March 17, 2008. Does not include restricted stock units that will not vest within 60 days of March 17, 2008.

(6)	Does not include Ken C. Hicks, who was elected to the Board of Directors on March 27, 2008. However, beneficial ownership information for Mr. Hicks is reflected in this table under “Named Executive Officers.”

(7)	Includes 337 shares of JCPenney common stock with respect to which Mr. Foster shares voting and investment power.

(8)	Includes 1,553 shares of JCPenney common stock that Mr. Turner holds under the Company’s Dividend Reinvestment Plan with respect to which he shares voting and investment power.

(9)	In addition to Mr. Ullman, who also serves as a director.

(10)	Includes shares of Ms. Bober, who retired as Executive Vice President, General Counsel and Secretary of the Company effective March 31, 2008.

PROPOSAL 1—

ELECTION OF DIRECTORS

On May 19, 2006, the stockholders approved amendments to Article Sixth of the Company’s Restated Certificate of Incorporation and Article III, Sections 3 and 13, of the Company’s Bylaws to declassify the Board. The declassified Board structure will be phased in as follows:

•	Directors elected to three-year terms at the Company’s 2006 Annual Meeting will serve the remainder of their three-year elected terms which will end at the 2009 Annual Meeting of Stockholders; and
•	Starting with the 2007 Annual Meeting, directors began being elected annually so that by the 2009 Annual Meeting of Stockholders, all directors will be elected annually.

The terms of Colleen C. Barrett, M. Anthony Burns, Maxine K. Clark, Thomas J. Engibous, Kent B. Foster, Ken C. Hicks, Leonard H. Roberts, Javier G. Teruel, and Myron E. Ullman, III will expire at the 2008 Annual Meeting. Each of these individuals is currently a director of the Company and has been nominated by the Board of Directors to serve as a continuing director for a new one-year term expiring at the 2009 Annual Meeting. As noted above, the other remaining directors will continue in office, in accordance with their previous election, until the expiration of their term at the 2009 Annual Meeting of Stockholders.

In a non-contested election, each director must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. Our Bylaws provide that in a non-contested election, any nominee for director that is an incumbent director and does not receive a majority of the votes cast “For” his or her election must promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Absent a compelling reason for the director to remain on the Board, as determined by the other directors in the exercise of their business judgment, the Board shall accept the resignation. The Company will promptly and publicly disclose the Board’s decision, together with an explanation of how the decision was reached.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

We are not aware of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, or is otherwise unavailable for election, the persons designated as proxies will vote for any substitute nominee recommended by the Board.

The Board recommends a vote FOR each of the nominees for director.

Nominees for Director

Colleen C. Barrett, 63

President and Director since 2001, Chief Operating Officer from 2001 to 2004 and Corporate Secretary since 1978 of Southwest Airlines Co., with which she has served in positions of increasing importance since 1978, including Executive Vice President-Customers from 1990 to 2001 and Vice President-Administration from 1986 to 1990.

Director of the Company since 2004.

M. Anthony Burns, 65

Chairman Emeritus since 2002, Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000, and a director from 1979 to 2002 of Ryder System, Inc. (a provider of transportation and logistics services), with which he served in positions of increasing importance since 1974, including its President from 1979 to 1999; Director of Pfizer, Inc. and The Black & Decker Corporation; Life Trustee of the University of Miami.

Director of the Company since 1988.

Maxine K. Clark, 59

Founder, Chairman and Chief Executive Officer of Build-A-Bear Workshop, Inc., an operator of interactive children’s entertainment retail stores, since 1996; President and Chief
Merchandising Officer of Payless ShoeSource, Inc., from 1992 until 1996; Executive Vice
President for Venture Stores, Inc., from 1988 until 1992; Member of the Board of Trustees of the University of Georgia and Washington University; Former Member of the Board of
Trustees of the International Council of Shopping Centers; Chair of Teach for America,
St. Louis and National Board Member, Teach for America.

Director of the Company since 2003.

Thomas J. Engibous, 55

Chairman of the Board since 1998, Director since 1996 and President and Chief Executive
Officer from 1996 to 2004, of Texas Instruments Incorporated (electronics), with which he has served in positions of increasing importance since 1976, including as an Executive Vice
President from 1993 to 1996; Chairman Emeritus and Member of the Board of Catalyst;
Trustee of Southern Methodist University; Member of The Business Council; Member of the
National Academy of Engineering.

Director of the Company since 1999.

Kent B. Foster, 64

Retired Chairman of the Board, Director from 2000 to 2007, and Chief Executive Officer from 2000 to 2005, of Ingram Micro Inc. (wholesale distributor of technology); President of GTE Corporation (telecommunications) from 1995 to 1999; Vice Chairman of the Board of Directors of GTE Corporation from 1993 to 1995; President of GTE Telephone Operations Group from 1989 to 1995; Director of Campbell Soup Company and New York Life Insurance Company.

Director of the Company since 1998.

Ken C. Hicks, 55

President and Chief Merchandising Officer of the Company since January 2005; President and Chief Operating Officer of Stores and Merchandise Operations of the Company from July 2002 through December 2004; President of Payless ShoeSource, Inc. from 1999 to 2002; Director of Avery Dennison Corporation.

Director of the Company since March 2008.

Leonard H. Roberts, 59

Retired Chairman and Chief Executive Officer of RadioShack Corporation (consumer electronics), with which he served as Executive Chairman of the Board from 2005 to 2006, Chairman of the Board and Chief Executive Officer from 1999 to 2005, President from 1993 to 2000, and a Director from 1997 to 2006; Chairman and Chief Executive Officer of Shoney’s, Inc. (restaurants) from 1990 to 1993; President and Chief Executive Officer of Arby’s, Inc. from 1985 to 1990; Chairman of Students in Free Enterprise; Member of the Executive Board of the National Center for Missing and Exploited Children; Vice Chairman of the Board of Directors of Texas Health Resources; Director of Rent-A-Center, Inc.

Director of the Company since 2002.

Javier G. Teruel, 57

Retired Vice Chairman (July 2004 to April 2007) of Colgate-Palmolive Company (consumer products), with which he served in positions of increasing importance since 1971, including as Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition, as Vice President of Body Care in Global Business Development in New York, as President and General Manager of Colgate-Mexico, as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions; currently a Partner of Spectron Desarrollo, SC, an investment management and consulting firm; Director of Starbucks Corporation, The Pepsi Bottling Group, Inc. and Corporacion Geo S.A.B. de C.V.

Director of the Company since February 2008.

Myron E. Ullman, III, 61

Chairman of the Board and Chief Executive Officer of the Company since December 2004; Directeur General, Group Managing Director, LVMH Moët Hennessy Louis Vuitton (luxury goods manufacturer/retailer) from 1999 to 2002; President of LVMH Selective Retail Group from 1998 to 1999; Chairman of the Board and Chief Executive Officer, DFS Group Ltd. from 1995 to 1998; Chairman of the Board and Chief Executive Officer of R. H. Macy & Company, Inc. from 1992 to 1995; Director of Starbucks Corporation and Pzena Investment Management, Inc.; Chairman of the Board of Mercy Ships International.

Director of the Company since 2004.

Term Expiring 2009

Burl Osborne, 70

Retired Chairman of the Board, Director from 1993 to 2007 and former member of the
Executive Committee of The Associated Press; President, Publishing Division from 1995 to
2001 and Director from 1987 to 2002 of the Belo Corp.; Publisher from 1991 to 2001 of The
Dallas Morning News, with which he served in positions of increasing importance since 1980, including President and Editor from 1986 to 1991; Director of GateHouse Media, Inc.; Retired
Trustee and Former Chairman of the Belo Foundation; Former Director and Chairman of the
Southern Newspaper Association; Former Director of the Newspaper Association of America;
Director of Committee to Protect Journalists.

Director of the Company since 2003.

R. Gerald Turner, 62

President of Southern Methodist University since 1995; Chancellor of the University of Mississippi from 1984 to 1995; Chairman, President’s Commission, the National Collegiate Athletic Association, from 1991 to 1992; Director of Kronos Worldwide, Inc. and American Beacon Funds.

Director of the Company since 1995.

Mary Beth West, 45

Executive Vice President and Chief Marketing Officer, Kraft Foods Inc.; Group Vice President and President, Kraft Foods North American Beverage Sector from 2006 to 2007; Group Vice President and President, Kraft Foods North America Grocery Segment from 2004 to 2006; Senior Vice President and General Manager, Meals Division from 2001 to 2004; and Vice President, New Meals Division from 1999 to 2001 of Kraft Foods Inc. (branded foods and beverages) with which she has served in positions of increasing importance since 1986; Member of the Executive Leadership Council and Foundation.

Director of the Company since November 2005.

COMPENSATION DISCUSSION AND ANALYSIS

What are the Philosophy and Objectives of our Compensation Program?

Philosophy. Our compensation philosophy is integrated with JCPenney’s core values and business strategy. Our core values were first stated in The Penney Idea, which was adopted in 1913 and which includes the principle that we will “reward men and women in our organization through participation in what the business produces.” In 2005, we built on this heritage by adopting our “WINNING TOGETHER” Principles, which are set forth on the outside back cover of this proxy statement and which describe the core values of our Company.

Our Company’s business strategy is set forth in our 2007-2011 Long Range Plan, which lays out our goals and initiatives in becoming the preferred shopping choice for Middle America. The four key strategies of the Long Range Plan consist of:

•	Developing an emotional connection with our customers that is strong and enduring;
•	Inspiring our customers with our merchandise and services;
•	Becoming the preferred choice for a retail career; and
•	Establishing JCPenney as the growth leader in the retail industry.

As part of achieving the strategy of becoming the preferred choice for a retail career, we have established two key initiatives:

•	Attracting, developing and retaining the best people in retail; and
•	Building a WINNING TOGETHER culture by offering a meaningful, challenging and exciting place to work.

Together, our Long Range Plan and our WINNING TOGETHER Principles drive our business decisions, including the design and implementation of our compensation program.

Objectives. Accordingly, our compensation program is structured to attract, develop and retain the best people in retail, and to link compensation to performance, through the following objectives:

•	The level of compensation for each position should be competitive based on the skill, knowledge, effort, and responsibility needed to perform the job successfully;
•	A substantial portion of compensation should depend on our overall company financial performance; and
•	Individual results should be rewarded by recognizing individual performance.

As discussed in more detail in this Compensation Discussion and Analysis, the Company’s pay for performance philosophy was clearly reflected in the decline in year over year total compensation in 2007 for each of the named executive officers. Based on the Company’s results for 2007, the named executive officers received zero payouts with respect to both the Management Incentive Compensation Program and the 2007 performance-based restricted stock unit awards.

How Do We Set Executive Compensation?

Role of Management and the Human Resources and Compensation Committee. The Human Resources and Compensation Committee of the Board of Directors is responsible for establishing and implementing our executive compensation program. Each member of the Committee is independent under the listing standards of The New York Stock Exchange.

The Committee determines compensation for each executive officer other than the Chief Executive Officer (CEO). The CEO’s compensation is determined by all of the independent directors of the Board.

Management makes recommendations to the Committee regarding the design and implementation of our executive compensation program. Management works with its outside compensation consultant (Towers, Perrin, Forster & Crosby, Inc.) in making recommendations that are consistent with the Company’s philosophy and objectives.

As part of the Committee’s deliberations, the CEO makes compensation recommendations for the executive officers other than himself, including the other executives named in the Summary Compensation Table (named executive officers). The Committee considers these recommendations in evaluating individual performance against previously set individual objectives for each of the named executive officers.

In evaluating management’s recommendations, the Committee engages an independent consultant (James F. Reda & Associates, LLC) to assist in its deliberations and decision-making. This independent consultant reports directly to the Committee and neither he nor his firm work for the Company’s management in any capacity.

Market Benchmarking.  We compete against a broad array of companies for executive talent. Accordingly, each year we benchmark the competitiveness of our various compensation programs against the compensation programs of selected peer companies.

For 2007, the following companies constituted the peer group for benchmarking purposes:

• Apple Computer Inc	• Kellogg Co	• PepsiCo Inc
• Best Buy Co., Inc.	• Kimberly-Clark Corp	• Sears Holdings Corp
• Colgate-Palmolive Co	• Kohl’s Corp	• Staples Inc.
• Costco Wholesale Corp	• Kraft Foods Inc	• Starbucks Corp
• CVS Corp	• Limited Brands Inc.	• Starwood Hotels & Resorts Worldwide
• Disney (Walt) Co	• Lowe’s Cos Inc.	• Target Corp
• Gap, Inc. (The)	• Macy’s Inc.	• Walgreen Co
• General Mills Inc.	• Marriott International Inc.
• Home Depot Inc. (The)	• McDonald’s Corp
• Nike Inc

These companies represent a combination of select retail and high brand value companies with median revenues of $21 billion and an average employee count of 138,000. In 2007, JCPenney’s revenues were $19.9 billion and we had 155,000 employees.

The Committee was provided market pay data obtained by Towers Perrin for the peer group. In setting the compensation of each named executive officer, the Committee, with the assistance of James F. Reda, made its own determination as to the relevance of data for the peer group, considering (i) the transferability of managerial skills, (ii) the relevance of the named executive officer’s experience to other potential employers, and (iii) the readiness of the named executive officer to assume a different or more significant role within the Company.

As part of the annual review process, the Committee reviews the peer groups being used and the companies in the peer groups. For 2008, the Committee has determined not to make any changes to the peer group for benchmarking purposes.

CEO Compensation Review.  Mr. Ullman, the Company’s CEO, does not have an employment contract or an Executive Termination Pay Agreement (discussed in more detail under Potential Payments and Benefits on Termination of Employment). The independent directors of the Board review and evaluate the CEO’s performance in relation to the performance objectives set for him at the beginning of the year. The Committee, based on its evaluation as well as market data provided to the Committee by its consultant, first makes a recommendation to the other independent directors of the Board regarding the CEO’s compensation. All of the independent directors of the Board, including the members of the Committee, then make the final determination regarding the CEO’s compensation.

In evaluating the performance of the CEO, Mr. Ullman, the independent directors of the Board considered the Company’s financial results as well as execution of the four key strategies of the Company’s 2007-2011 Long Range Plan.

A severe decline in customer sentiment in the third and fourth quarters, coupled with the housing slump and unusually adverse weather, resulted in disappointing financial results in 2007.

•	The Company’s total sales decreased $43 million or two-tenths of one percent from 2006.
•	Operating income decreased by $34 million to 9.5 percent of sales.
•	The Company’s income from continuing operations decreased by $29 million from 2006.
•	Earnings per share from continuing operations were $4.90 in 2007 ($4.73 for 2005 Equity Compensation Plan purposes which excludes a tax credit of $0.17) compared to $4.88 in 2006.

Notwithstanding significant progress on the Long Range Plan objectives described below, because target financial thresholds were not met, Mr. Ullman was not awarded any performance-based cash or equity compensation for 2007.

The independent directors also considered Mr. Ullman’s effectiveness in executing other key strategies of the Long Range Plan:

•	Developing an emotional connection with our customers that is strong and enduring:

•	The Company launched its Every Day Matters® brand positioning to better communicate with our customers.
•	The Company’s Customer Scorecards showed a continuing increase in overall customer satisfaction as we seek to better understand our customers.
•	The Company continued to make shopping with JCPenney easier and more enjoyable with major enhancements to our website, jcp.com.
•	The Company was recognized as Energy Star Retailer of the Year and nominated as Best Global Retailer Overall by World Retail Congress.

•	Inspiring our customers with our merchandise and services:

•	The Company at year end shipped 40 categories of American Living™ merchandise developed by Polo Ralph Lauren, Global Brand Concepts Group.
•	The Company introduced exclusive brands Liz & Co.®, CONCEPTS by Claiborne™ and C7P®, a Chip & Pepper® Production, and developed private label brands Ambrielle® and Flirtitude®.
•	The Company improved inventory flow by reducing its cycle time by 10 weeks.

•	Becoming the preferred choice for a retail career:

•

Associate engagement (the extent to which our Associates are enthusiastic and committed to their work as measured in our annual survey) increased to 75 percent from 73 percent, up 9 percentage points since 2005.

•	Store associate turnover decreased 9 percent; store training certification increased 36 percent.
•	The Company developed a Customer First program for all Associates to enhance the customer experience.
•	The Company’s leadership development programs added 224 graduates during the year.

•	Establishing JCPenney as the growth leader in the retail industry:

•	The Company took specific actions to preserve financial strength and flexibility while supporting continued growth, despite the worsening economic environment.

•	The Company completed an over-subscribed $1 billion debt offering at favorable coupon rates.
•	The Company opened 50 new and relocated stores and renovated 65 existing stores.
•	The Company expanded Sephora inside JCPenney to 47 locations.

For 2008, the independent directors considered their overall assessment and comparable data from a select group of peer companies and determined that for the coming year, Mr. Ullman’s base salary of $1,500,000 should remain unchanged and his performance-based target cash incentive opportunity should remain unchanged at 125 percent of his base salary and further that his long term incentive opportunity should be $8 million, unchanged from 2007. The independent directors determined that Mr. Ullman’s long term incentive opportunity should be delivered one-quarter in the form of time-based restricted stock units, one-quarter in the form of performance-based restricted stock units and half as stock options under the Company’s 2005 Equity Compensation Plan. Each of these programs is discussed in more detail later in this Compensation Discussion and Analysis.

Internal Pay Relationships.  Our compensation philosophy is centered on offering a competitive target compensation package to each of the named executive officers based on the market within which we compete for talent. The Committee, and with respect to the CEO, all of the independent directors, then adjust pay for each named executive officer based on individual performance. The differences in pay between the named executive officers relative to each other as well as the CEO are based on market differences for the particular job, job responsibilities and scope, and adjustments for individual performance rather than a pre-determined ratio or multiple.

Tax Deductibility.  Section 162(m) of the Internal Revenue Code (Code) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the CEO and certain of our other most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Our stock option awards and performance-based restricted stock unit awards generally are performance-based compensation meeting those requirements and, as such, are typically fully deductible. Our annual base salary and cash incentive compensation, as well as the newly introduced time-based restricted stock units, are generally subject to the Section 162(m) deduction limitations. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Human Resources and Compensation Committee has not adopted a policy requiring that all compensation be tax deductible.

Financial Restatement.  As noted above, one of the objectives of our compensation program is to make a substantial portion of compensation dependent on the Company’s overall financial performance. In the event of a financial restatement arising out of willful actions or gross negligence, the Human Resources and Compensation Committee would determine the appropriate action. This could include requiring previously awarded equity-based compensation to be relinquished and/or previously paid cash compensation to be repaid.

What are the Principal Elements of our Compensation Program?

There are three principal components of our executive compensation program:

•	Base salary;
•	Annual cash incentive awards; and
•	Long-term incentive awards, currently delivered in the form of equity awards.

In keeping with the objectives of the compensation program, the majority of the compensation opportunity for our executive officers is based on performance. For 2007, at a target level of performance and payout, 87% of the CEO’s total direct compensation and, on average, 73% of the remaining named executive officers’ total direct compensation was at-risk. At a target level of performance, the plans are designed to reward executives with pay that is competitive with the 50th percentile of the market. The plans are leveraged in such a way that outstanding performance results in pay that is well above the 50th percentile of the market and poor performance results in pay that is well below the 50th percentile. We believe that the combination of annual cash incentive awards and long-term incentive awards strikes the appropriate balance between the near-term focus on Company sales and profitability and the long-term focus on stockholder value creation.

The following table illustrates the impact of the Company’s 2007 results on the target pay of each of the named executive officers:

Named Executive Officer 2007 Pay Summary

(dollars in thousands)

	Myron E. Ullman, III		Robert B. Cavanaugh		Ken C. Hicks		Michael T. Theilmann		Joanne L. Bober
	2007 Target	2007 Actual	2007 Target	2007 Actual	2007 Target	2007 Actual	2007 Target	2007 Actual	2007 Target	2007 Actual

Salary	$1,500.0	$1,500.0	$685.0	$685.0	$830.0	$830.0	$542.5	$542.5	$493.8	$493.8
Incentive	$1,875.0	$0.0	$414.0	$0.0	$630.0	$0.0	$330.0	$0.0	$250.0	$0.0
Stock Option Equity Value*	$4,000.0	N/A	$675.0	N/A	$1,500.0	N/A	$550.0	N/A	$400.0	N/A
Performance -based Restricted Stock Unit Equity Value	$4,000.0	$0.0	$675.0	$0.0	$1,500.0	$0.0	$550.0	$0.0	$400.0	$0.0
Total Compensation	$11,375.0	$1,500.0	$2,449.0	$685.0	$4,460.0	$830.0	$1,972.5	$542.5	$1,543.8	$493.8

*	The 2007 stock option target equity value represents the fair value of the options granted calculated in the manner described in Note 1 to the Consolidated Financial Statements of J. C. Penney Company, Inc. and subsidiaries as included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008. As of the end of fiscal 2007, the options were currently underwater with an exercise price of $78.50. The Company’s stock price at the close of the fiscal year was $48.50.

Base Salary.  We pay base salaries that are competitive based on market data for comparable positions at companies in our peer group. We review base salaries, which are benchmarked against median market data for the position, annually. Once base salary has been fixed, it does not change based on Company performance. Merit increases are intended to reward individual performance consistent with our WINNING TOGETHER Principle of paying for performance. They are also intended to ensure that the individual’s base salary remains competitive for the position and level of responsibility. The Summary Compensation Table presents the named executive officers’ actual salaries for 2007.

Annual Cash Incentive Awards.  Annual cash incentive compensation is determined and paid pursuant to our Management Incentive Compensation Program. This program provides named executive officers as well as other management associates the opportunity to earn cash awards based on the achievement of specified Company and individual goals for the year. For the named executive officers, in 2007, the program provided that 50% of the award was based on individual performance and 50% was based on Company performance, in both cases in relation to pre-established goals. To receive any award under the program, however, the Company had to achieve a minimum level of operating profit performance. An operating profit result of 95% or less against plan for the Company would result in a zero payout. Since the Company did not achieve this minimum level of performance in 2007, none of the named executive officers received a payout under this program for 2007.

The program structure provides each participant with a “target incentive opportunity.” This target is a percentage of the individual’s base pay and is based on the range of competitive market data for the position. For 2007, the target incentive opportunities for the named executive officers ranged from 50% to 125% of base salary. For the named executive officers other than the CEO, the target incentive opportunity is set by the Human Resources and Compensation Committee based upon its evaluation of the recommendations of the CEO. The target incentive opportunity for the CEO is set by all of the independent directors of the Board.

For both the individual and Company performance components of the award, performance goals are established at the beginning of the fiscal year. Assuming that the minimum level of Company operating profit performance has been achieved, at the end of the fiscal year, a payout factor is calculated for each component. In both cases, the factor can range from 0 to 200% of the target incentive opportunity. The payout factor for the individual component is based on the individual’s performance measured against the participant’s individual goals. The payout factor for the Company component is based on the Company’s actual results in relation to its goals for sales and operating profit that were set at the beginning of the year. For this purpose operating profit is defined as earnings from continuing operations before interest, income taxes, the change in the LIFO reserve (year-over-year), and real estate and other, net. The payout matrices for the sales and operating profit components are approved by the Committee, and with respect to the CEO, the independent directors of the Board.

The final payout is determined pursuant to the following calculation:

Total Payout = (50% × target incentive opportunity × Individual Payout Factor) + (50% × target incentive opportunity × Company Payout Factor).

Awards, if any, are paid within two and one half months following the end of the year in which they are earned.

For 2007, the Company’s performance was:

Measure	Plan (in millions)	Actual (in millions)	% +/- Plan	Weighted Payout Factor
Sales	$20,932.2	$19,860.0	-5.1%	0%
Operating Profit	$2,133.6	$1,835.0	-14.0%	0%

For 2008, the independent directors of the Board have modified the structure of the program to provide that each component of the award (sales, operating profit, and individual performance) will have a separate payout. The sales and operating profit payouts will be determined in accordance with the respective matrices for such components. The individual component will be funded at the discretion of the CEO for participants who are not executive officers. The Committee has discretion over the funding of the individual component for executive officers and the independent directors of the Board have discretion over the funding of the individual component for the CEO. The total target opportunity for each individual under the program will not be affected by the modifications.

The zero payouts for 2007 for each of the named executive officers are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The range of potential payouts for each of the named executive officers for 2007 is presented in the Grants of Plan-Based Awards table.

Long-Term Incentive Awards.  Long-term incentive awards are made under our 2005 Equity Compensation Plan. This plan provides equity-based awards to eligible associates, including the named executive officers, other Company officers, senior management associates, and store managers. Generally, whether an associate receives an award and the size of the award are a function of the associate’s position, performance, and potential.

For 2007, long-term incentive awards included:

•	Performance-based restricted stock unit awards; and
•	Stock options.

For the 2008 plan year, the Human Resources and Compensation Committee has restructured the long-term incentive award program to include a time-based restricted stock unit award component. On March 12, 2008, the Committee granted performance-based restricted stock unit awards covering 383,767 shares of common stock, time-based restricted stock unit awards covering 383,767 shares of common stock and non-qualified stock options covering 2,196,779 shares of common stock to 1,667 management associates of the Company. The stock options have an option price of $39.78 per share (the closing price of the Company’s common stock on the date of grant).

The potential number of performance units, restricted stock units and stock options awarded to each participant is based on a predefined target “equity dollar value” for the participant. The target equity dollar value for each named executive officer is determined by his or her position, taking into consideration competitive market data for comparable positions at companies in our peer group and the Company’s overall equity plan budget for the year.

Consistent with our objective of rewarding individual results, the actual equity dollar value that a participant receives at grant is based on the participant’s performance and future potential. In 2007, the actual equity dollar value at grant for each participant generally ranged from 0% to 150% of the target equity dollar value based on individual performance for the previous year. Participants received 50% of their actual equity dollar value in performance-based restricted stock units and 50% in stock options. For the 2008 annual grant, participants received 25% of their actual equity dollar value in performance-based restricted stock units, 25% in time-based restricted stock units and 50% in stock options. We believe this split best balances the near-term focus on Company profitability, the long-term focus on stockholder value creation, and our compensation objective of attracting and retaining the best people in retail. For purposes of determining the actual number of stock options to be granted, we divide 50% of the equity dollar value by the fair value of a stock option on the date of grant. Fair value is calculated pursuant to a binomial lattice model, which is the same model used for purposes of measuring compensation expense for stock options in the Company’s financial statements.

Performance-Based Restricted Stock Units.  Performance-based restricted stock units are granted to reward both individual performance and Company performance (based on earnings per share). The number of performance units granted is a target award which may increase or decrease based on the extent to which the Company achieves the performance measurement established by the Human Resources and Compensation Committee. The performance measurement is set at the beginning of the performance cycle, which is our fiscal year. At the end of the fiscal year, the percent of the target award earned is determined pursuant to a payout matrix that the Committee has established. Based on the Company’s results for 2007, none of the performance-based restricted stock units granted in 2007 were earned.

The payout matrix sets forth a range of payout percentages relative to the Company’s actual results for the fiscal year. For 2007, the performance measurement was earnings per share (defined as diluted per common share income from continuing operations, excluding any unusual and/or extraordinary items identified by the Committee). The payout percentages under the payout matrix ranged from 0 to 200%. For participants to receive 100% of the target award for 2007, the Company had to generate earnings per share of $5.44 for the fiscal year, which represented an 11.5% increase over 2006 earnings per share. To receive any payout for 2007 under this program, the Company had to generate earnings per share of at least $4.88.

Fiscal 2007 earnings per share, as determined by the Committee, was $4.73, which generated a zero payout under the program.

Once the performance cycle ends, the actual performance units earned, if any, are then subject to additional time-based vesting requirements. One-third of the earned award vests on each of the first three anniversaries of the grant date provided that the participant remains continuously employed with the Company during that time. In addition, following the end of the performance cycle, dividend equivalents accrue on any outstanding unvested performance units. Upon vesting, the performance units and related dividend equivalents are paid out in shares of JCPenney common stock.

For 2008, the Committee has approved the following payout matrix:

2008 Performance Unit Award Payout Matrix

2008 EPS	Plan Payout %
$4.50	200%
$4.40	180%
$4.30	160%
$4.20	140%
$4.10	120%
$4.00	100%
$3.90	80%
$3.80	60%
$3.70	40%
$3.60	20%
$3.50	0%

Time-based Restricted Stock Units.  Beginning in 2008, the Committee, and with respect to the CEO, the independent directors of the Board, added a time-based restricted stock unit component to the long-term incentive program. This change was made to mitigate the risk of losing key talent due to the cyclicality of our business while still retaining a direct link to stock price. Each restricted stock unit represents the right to receive one share of our common stock on the vesting date. The units vest annually over a three year period provided that the participant remains continuously employed with the Company during that time. Since the units have value in all market conditions, they provide a strong retention mechanism. The ultimate value of the award, however, depends on the market value of our common stock on the vesting date so they also align the interests of the participant with stockholders.

Stock Options.  Stock options are awarded with an exercise price equal to the closing price of JCPenney common stock on the date of grant. Accordingly, stock options have value to the recipient only if the market price of the common stock increases after the date of grant. The stock option awards, which also may be granted to reward individual performance and future potential, are intended to align the executives’ interests with those of our stockholders.

The stock options vest annually over a three year period provided that the participant remains continuously employed with the Company during that time. They generally expire ten years after the date of grant.

Additional Awards.  The Company may grant additional equity awards to recognize increased responsibilities or special contributions, to attract new hires, to retain associates or to recognize certain other special circumstances.

In March 2007, the Human Resources and Compensation Committee approved special one-time restricted stock unit awards for Mr. Hicks and Mr. Theilmann in the amount of 19,108 units and 9,554 units, respectively. Both awards vest 50% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date, and 25% on the fifth anniversary of the grant date. The Committee approved these awards in recognition of Mr. Hicks’ and Mr. Theilmann’s contributions to the Company’s success and to help retain these individuals in the future.

For awards outstanding for each of the named executive officers, see the Outstanding Equity Awards at Fiscal Year-End table. Actual awards vesting, earned or exercised during the fiscal year are presented in the Option Exercises and Stock Vested table.

Equity Award Grant Policy.  The Human Resources and Compensation Committee has adopted a Policy Statement which sets forth its practices regarding the timing of, and approval process for, equity awards.

Grant	Grant Date
Annual grant	Third full trading date after Committee approval (occurs in first quarter of the fiscal year)
Off-cycle grants other than to new hires	Third full trading date following public release of earnings for the fiscal quarter in which the award is approved
Off-cycle grants for new hires	Third full trading date following the public release of earnings for the later of the fiscal quarter in which (a) the award is approved or (b) the associate’s employment with the Company begins

The Committee also adheres to the following approval policies in making equity awards to associates:

•	Equity awards to the CEO must be approved by the independent directors of the Board.
•	Equity awards to executive officers other than the CEO, including new hires, must be approved by the Committee.
•	The aggregate annual grant of equity awards to associates must be approved by the Committee.
•	The authority to approve equity awards to new hires who are not executive officers has been delegated by the Committee to the CEO.
•	The authority to approve off-cycle equity awards to associates who are not executive officers has been delegated by the Committee to the CEO.

Stock Ownership Goals.  JCPenney strives to align pay with the long term interests of stockholders. In 2007, the Human Resources and Compensation Committee recommended and the Board of Directors adopted formal stock ownership goals for senior executives of the Company. The stock ownership goals specify that, within a five-year period, executives should hold an amount of Company stock having a value of:

•	CEO: five times base salary
•	President and Chief Merchandising Officer: three times base salary
•	Executive Vice President: one times base salary
•	Senior Vice President serving on the Executive Board: one times base salary

In addition to directly owned stock, shares held in Company qualified and non-qualified savings plans are included in calculating ownership levels. Unvested awards and unexercised stock options do not count toward the ownership goals. All of the named executive officers either have met, or are on track to meet, these goals.

What are our Other Compensation Program Elements?

In addition to the three principal components of our compensation program, we also offer the following to our executive officers:

•	Retirement benefits

•	Health and welfare benefits, including medical and dental benefits, paid time off, and group term life insurance benefits
•	Termination arrangements
•	Perquisites.

Retirement Benefits.  We provide certain retirement benefits to our associates that are designed to help us attract and retain the best people in retail. As with the principal components of our compensation program, our retirement benefits are intended to provide an industry competitive level of benefits.

The principal retirement benefits that we currently offer to our associates are our defined contribution 401(k) plan (Savings Plan) and, for associates earning more than the IRS compensation limit for qualified plans, our non-qualified defined contribution plan (Mirror Savings Plan). Both the Savings Plan and Mirror Savings Plan offer eligible associates the opportunity to defer a portion of their base salary and annual cash incentive compensation as a means for retirement.

We also maintain certain retirement plans which were created in prior periods in connection with the Company’s compensation philosophy and goals at the time. These legacy plans include a tax-qualified defined benefit Pension Plan (Pension Plan) and a nonqualified “excess” defined benefit plan (Benefit Restoration Plan or BRP), both of which were closed to new associates effective January 1, 2007. The legacy plans also include a Supplemental Retirement Program (SRP), which was closed to new associates effective January 1, 1996.

Because each of the named executive officers commenced employment with the Company before January 1, 2007, each of them is eligible to participate in the Pension Plan and BRP. As of the date of this Proxy Statement, Messrs. Cavanaugh and Hicks are the only named executive officers who are vested in the Pension Plan and BRP. Mr. Cavanaugh is the only named executive officer eligible to participate in the SRP.

The Pension Plan, BRP and SRP are discussed in more detail in the narrative following the Pension Benefits table. The Mirror Savings Plan is discussed in more detail in the narrative following the Nonqualified Deferred Compensation table.

Health and Welfare Benefits.  Our executive officers are entitled to participate in active associate health and welfare benefit plans, including paid time off, medical, dental, group term life insurance, long term care insurance, and disability insurance, on the same terms and conditions as those made available to associates generally. The Company also provides a retiree life insurance benefit in which retirees can enroll in group term life insurance at group rates. We provide these benefits as part of a competitive package of health and welfare benefits in an effort to attract and retain the best people in retail.

For eligible associates hired before January 1, 2002, we also provide retiree medical and dental benefits. Under this program, the Company pays a portion of the premium for post-retirement medical coverage up to age 65. The Company does not pay any portion of the premium for post-retirement dental coverage. Mr. Cavanaugh is the only named executive officer eligible for retiree medical and dental benefits.

Termination Arrangements.  We do not have employment agreements with our executive officers; however, in order to attract and retain the best people in retail, we recognize the need to provide protection to our executives in the event of termination of employment without cause or following a change in control of the Company. Accordingly, we have put in place separate arrangements consisting of individual Executive Termination Pay Agreements and a Change in Control Plan to address termination situations not precipitated by the conduct of the executive officer.

The Executive Termination Pay Agreement provides severance benefits to the executive in exchange for the executive’s agreement to comply with certain covenants. The benefits payable under the Executive Termination Pay Agreement are not available if the executive receives the benefits under the Change in Control Plan. The Company and the CEO have agreed not to enter into an Executive Termination Pay Agreement.

The Change in Control Plan provides benefits if the executive’s employment is involuntarily terminated within two years following a change in control of the Company. The plan also entitles participants to receive a tax gross-up payment in respect of any excise taxes imposed on the benefits payable under the plan. The plan further provides that benefits under the plan may be reduced to keep benefit payments under the threshold that would trigger an excise tax and gross-up payment.

Upon further review of the excise tax gross-up provisions of the plan, the Committee recommended, and all of the independent directors approved, effective March 27, 2008, additional limitations on the payment of excise tax gross-ups under the plan. Under the changes, participants will be eligible for tax gross-up payments in the event a change in control occurs within five years from the date they become eligible to participate in the plan, subject to existing limitations and conditions. After five years of participation, participants will either receive their full benefit under the plan and pay the excise tax themselves or have their benefit reduced so that no excise tax will apply. The Human Resources and Compensation Committee believes that such gross-ups are valuable, however, the Committee recommended these changes to reflect its belief that such payments have diminishing utility over time. The plan was also amended to allow any participant to waive his or her right to receive an excise tax gross-up payment under the plan. Mr. Ullman, the Company’s CEO, has elected not to receive any excise tax gross-up with respect to benefits payable to him under the Change in Control Plan.

Both of these arrangements are described in more detail in Potential Payments and Benefits on Termination of Employment.

Perquisites.  Other than those that we believe are necessary for security reasons or are related to unforeseeable circumstances, our perquisites focus on promoting physical well-being and providing limited financial counseling services. We provide these benefits to enable our executives to devote their energy and attention to the Company and fulfillment of our Long Range Plan.

For security purposes, the Board of Directors requires the CEO to participate in a Key Associate Protection Program (KAPP), which is intended to safeguard the CEO and members of his immediate family. The KAPP is a program approved by the Company’s Board of Directors as a result of recommendations contained in an independent, third-party security study.

In fiscal 2007, we provided the following benefits to our executives:

Home Security.  Under the KAPP, the CEO is required to have a home security system in both his principal residence and his family’s principal residence, monthly fees and associated expenses of which are paid by the Company. For total compensation purposes, we value these benefits based on the actual charges incurred by the Company for the services provided, which is reflected as compensation to the CEO in the Summary Compensation Table below.

Company-Leased Car.  The KAPP program also requires that, for security purposes, the CEO use a Company-leased car for business reasons and commuting to and from the office, as well as non-Company business use. With respect to the CEO’s personal and commuting use of the Company car and driver, the cost of the car lease and fuel were imputed as income and grossed up for tax purposes. As a result of the recommendations contained in the independent, third-party security study, the cost of the drivers was not charged as income for tax purposes.

For purposes of determining the aggregate incremental cost to the Company of the personal use of the Company-leased vehicle, we first calculate the personal mileage attributable to the CEO’s use as a percentage of the vehicle’s overall annual mileage. This percentage is then applied to the annual lease costs of the vehicle and the annual fuel costs of operating the vehicle. The resulting amount, together with the income tax gross-up, is reflected as compensation to the CEO in the Summary Compensation Table below.

Company Aircraft.  In addition, as part of KAPP, the CEO is required to use Company aircraft for all business and personal travel. The Company provides a tax gross-up on income imputed to the CEO for personal use of Company aircraft.

The Company does not generally make Company aircraft available for non-Company business use by Company associates, other than to the CEO as required by the KAPP program. However, on extremely infrequent occasions, with the approval of the CEO, Company aircraft may be used personally by other Company associates such as in the event of a family emergency or to accelerate an executive’s return from a personal trip to address a business need. To the extent that a Company associate incurs taxable income in connection with the use of Company aircraft while addressing a business need, the Company provides a tax gross-up on the amount of imputed income.

For total compensation purposes, we calculate the aggregate incremental cost to the Company of personal use of the Company aircraft by determining the incremental nautical miles flown, including any “deadhead” legs, and multiplying that number by the cost to the Company per nautical mile. A nautical mile is a unit of length used for maritime and aviation purposes. The cost per nautical mile is based on published industry data for each of the airplanes owned and operated by the Company.

The cost per nautical mile excludes fixed costs which do not change based on usage, such as pilots’ or other employees’ salaries, purchase costs of the aircraft, or non-trip-related hangar expenses. It is derived from the aircraft’s variable operating costs, which include:

•	Aircraft fuel expenses;
•	Supplies and catering;
•	Crew travel expenses;
•	Landing and parking expenses; and
•	Aircraft maintenance and external labor.

Annual Health Exam and Financial Counseling.  In 2007, the named executive officers were eligible to receive the following perquisites:

•

A taxable allowance of up to $13,030 for a new participant or up to $9,020 for an existing participant, for financial counseling services, which may include tax preparation and estate planning services (the Company may also reimburse travel and other related out of pocket expenses relating to such services); and

•	An allowance of up to $3,000 for an annual health exam.

The Company does not provide a tax gross-up on either of these benefits. We value these benefits based on the actual charges incurred by the Company for the services provided, which is reflected as compensation in the Summary Compensation Table below.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee of the Board of Directors assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, reviews plans and proposals on management succession and major organizational or structural changes, and oversees the administration, financial and investment performance and operation of the Company’s retirement and welfare plans. Each member of the Committee is considered independent for purposes of applicable NYSE listing standards as well as the Standards for Determination of Director Independence. You can learn more about the Committee’s purpose, responsibilities, composition, and other details by reading the Human Resources and Compensation Committee’s charter, which is available online at www.jcpenney.net.

The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the same with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2007 and the Company’s 2008 Proxy Statement. This report is submitted by the following independent directors, who comprise the Human Resources and Compensation Committee:

Burl Osborne (Chair)	Maxine K. Clark
Colleen C. Barrett	R. Gerald Turner
M. Anthony Burns

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Myron E. Ullman, III	2007	1,500,000	3,113,725	2,182,482	0	587,422	601,986	(4)	7,985,615
Chairman and Chief Executive Officer	2006	1,500,000	4,392,817	870,439	2,673,750	155,455	791,153		10,383,614

Robert B. Cavanaugh	2007	685,000	367,547	406,136	0	507,109	16,657	(5)	1,982,449
Executive Vice President and Chief Financial Officer	2006	667,125	611,945	867,117	723,575	742,451	13,869		3,626,082

Ken C. Hicks	2007	830,000	890,705	1,071,703	0	85,419	44,951	(6)	2,922,778
President and Chief Merchandising Officer	2006	791,250	937,753	689,779	1,072,932	95,769	86,179		3,673,662

Michael T. Theilmann	2007	542,500	996,049	660,206	0	37,224	31,837	(7)	2,267,816
Executive Vice President, Chief Human Resources and Administration Officer	2006	515,000	1,077,103	477,339	550,924	3,159	23,547		2,647,072

Joanne L. Bober*	2007	493,750	444,667	528,865	0	75,096	30,482	(8)	1,572,860
Executive Vice President, General Counsel and Secretary	2006	468,750	594,035	396,371	412,049	16,709	17,103		1,905,017

*	Ms. Bober retired as Executive Vice President, General Counsel and Secretary of the Company effective March 31, 2008.

(1)	See Note 1 to the Consolidated Financial Statements of J. C. Penney Company, Inc. and subsidiaries, as included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, for a discussion of the assumptions underlying the valuation of stock options. The value of stock awards is based on the market price of JCPenney common stock on the date of grant. As discussed in “Compensation Discussion and Analysis,” none of the performance-based restricted stock unit awards granted in 2007 were earned.

(2)	The amounts shown in this column reflect payments made under the Company’s Management Incentive Compensation Program. As discussed in “Compensation Discussion and Analysis,” none of the named executive officers received a payout under this program for 2007.

(3)	The amounts shown in this column for 2007 reflect the aggregate change in the actuarial present value from October 31, 2006 to October 31, 2007 (the pension plan measurement date used for financial statement purposes) of the named executive officer’s accumulated benefit under all defined benefit plans in which he or she participates. The Company does not provide above-market or preferential earnings on nonqualified deferred compensation.

(4)	The amount shown in this column for Mr. Ullman includes Company contributions or allocations to Mr. Ullman’s accounts in the Savings Plan and Mirror Savings Plan for fiscal 2007 of $6,750 and $80,213, respectively. In addition, the amount shown reflects Company matching charitable contributions in the amount of $10,000 on behalf of Mr. Ullman under the Directors’ Matching Fund, which is discussed under “Director Compensation for Fiscal 2007.” It also includes $72,348 for amounts paid by the Company in respect of taxes imputed to Mr. Ullman for personal use of corporate aircraft and ground transportation. The amount shown further includes the value of the following perquisites received by Mr. Ullman: personal use of corporate aircraft, $416,750; ground transportation, $5,853; home security systems, $1,072; and financial counseling, $9,000. For a discussion of the valuation of perquisites, see “Compensation Discussion and Analysis.”

(5)	The amount shown in this column for Mr. Cavanaugh includes the Company’s contribution or allocation to Mr. Cavanaugh’s Savings Plan account for fiscal 2007 of $7,933. The amount shown also includes $8,724 for financial counseling services received by Mr. Cavanaugh.

(6)	The amount shown in this column for Mr. Hicks includes Company contributions or allocations to Mr. Hicks’ accounts in the Savings Plan and Mirror Savings Plan for fiscal 2007 of $6,850 and $24,267, respectively. It also includes $2,314 for amounts paid by the Company in respect of taxes imputed to Mr. Hicks for personal use of corporate aircraft, $9,020 for financial counseling services and $2,500 for annual health exam.

(7)	The amount shown in this column for Mr. Theilmann includes Company contributions or allocations to Mr. Theilmann’s accounts in the Savings Plan and Mirror Savings Plan for fiscal 2007 of $6,825 and $13,600, respectively. It also includes $1,218 for amounts paid by the Company in respect of taxes imputed to Mr. Theilmann for personal use of corporate aircraft, $9,020 for financial counseling and $1,174 for annual health exam.

(8)	The amount shown in this column for Ms. Bober includes Company contributions or allocations to Ms. Bober’s accounts in the Savings Plan and Mirror Savings Plan for fiscal 2007 of $6,741 and $14,679, respectively. It also includes $9,020 for financial counseling services received by Ms. Bober and $42 for reimbursement of travel and other out of pocket expenses related to such services.

The following table sets forth for each of the named executive officers the percentage of total compensation attributable to cash compensation (base salary and annual cash incentive compensation) for fiscal 2007. Due to the Company’s operating results for 2007, no annual cash incentive compensation was paid to the named executive officers for 2007.

Name	% of Total Compensation Attributable to Cash Compensation for 2007
Myron E. Ullman, III	19%
Robert B. Cavanaugh	35%
Ken C. Hicks	28%
Michael T. Theilmann	24%
Joanne L. Bober	31%

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007

Name	Grant Date(1)	Date of Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Myron E. Ullman, III	3/14/07	3/9/07				0	50,955	101,910				3,999,968
Chairman and Chief	3/14/07	3/9/07								201,511	78.50	3,999,993
Executive Officer	N/A		0	1,875,000	3,750,000

Robert B. Cavanaugh	3/14/07	3/9/07				0	8,599	17,198				675,022
Executive Vice	3/14/07	3/9/07								34,005	78.50	674,999
President and Chief Financial Officer	N/A		0	414,000	828,000

Ken C. Hicks	3/14/07	3/9/07				0	19,108	38,216				1,499,978
President and Chief	3/14/07	3/9/07								75,567	78.50	1,500,005
Merchandising Officer	3/14/07	3/9/07							19,108			1,499,978
	N/A		0	630,000	1,260,000

Michael T. Theilmann	3/14/07	3/9/07				0	7,006	14,012				549,971
Executive Vice	3/14/07	3/9/07								27,708	78.50	550,004
President, Chief	3/14/07	3/9/07							9,554			749,989
Human Resources and	N/A		0	330,000	660,000
Administration Officer

Joanne L. Bober	3/14/07	3/9/07				0	5,096	10,192				400,036
Executive Vice	3/14/07	3/9/07								20,151	78.50	399,997
President, General	N/A		0	250,000	500,000
Counsel and Secretary

(1)	The Human Resources and Compensation Committee of the Board has adopted a policy that the grant date for annual grants of equity awards to associates shall be the third full trading date following approval of the grant by the Committee.

(2)	Grants of awards under the Company’s Management Incentive Compensation Program. As discussed in “Compensation Discussion and Analysis,” none of the named executive officers received a payout under this program for 2007.

(3)	Grants of awards under the Company’s 2005 Equity Compensation Plan. Payouts represent the number of performance-based restricted stock units to be received at threshold, target and maximum award levels.

(4)	The grant date value is calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” As discussed in “Compensation Discussion and Analysis,” none of the performance-based restricted stock unit awards granted in 2007 were earned. In addition, based on the closing market price of the Company’s common stock as of the end of fiscal 2007, the stock options granted in 2007 were under water.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)		Market Value of Shares or Units of Stock that Have Not Vested($)(1)
Myron E. Ullman, III
Chairman and Chief Executive Officer
2004						82,886	(2)	4,019,971
2004						64,239	(3)	3,115,592
2006	62,578	125,157		60.50	3/21/16	66,720		3,235,920
2007		201,511	0	78.50	3/13/17

Robert B. Cavanaugh
Executive Vice President and Chief Financial Officer
1998	3,750			71.2812	3/1/08
1999	11,250			36.0625	2/28/09
2004	75,000			31.06	2/28/14
2005	50,000	25,000		44.69	2/27/15
2006	11,994	23,988		60.50	3/21/16	12,787		620,170
2007		34,005	0	78.50	3/13/17

Ken C. Hicks
President and Chief Merchandising Officer
2004	60,000			31.06	2/28/14
2005	50,000			41.87	1/2/15
2005	5,666	2,833		44.31	2/15/15
2006	14,601	29,204		60.50	3/21/16
2006	9,968	19,936		62.50	7/31/16	15,569		755,097
2007		75,567	0	78.50	3/13/17	19,282		935,177

Michael T. Theilmann
Executive Vice President, Chief Human Resources and Administration Officer
2005	46,667	23,333		50.28	5/31/15	10,248	(4)	497,028
2005						18,446	(5)	894,631
2006	10,429	20,860		60.50	3/21/16	11,120		539,320
2007		27,708	0	78.50	3/13/17	9,641		467,589

Joanne L. Bober
Executive Vice President, General Counsel and Secretary
2005	46,760	23,380		44.31	2/15/15	15,000	(6)	727,500
2006	7,300	14,602		60.50	3/21/16	7,784		377,524
2007		20,151	0	78.50	3/13/17

(1)	Based on the closing market price of JCPenney common stock on February 1, 2008, which was $48.50.

(2)	Represents award of 80,299 restricted stock units granted to Mr. Ullman on December 1, 2004, which is fully vested but is not payable until six months after termination of employment. Also includes additional restricted stock units attributable to dividend equivalents paid on this award.

(3)	On December 1, 2004, in connection with his employment with the Company, Mr. Ullman received a restricted stock award for 160,599 shares of JCPenney common stock. This award vests 20% per year over five years. The amount shown represents the unvested portion of the award as of the last day of fiscal 2007.

(4)	On June 1, 2005, in connection with his employment with the Company and relinquishment of certain benefits provided by his previous employer, Mr. Theilmann received 29,952 restricted stock units which vest 33 1/3% per year on each anniversary of the grant date. The amount shown represents the unvested portion of the award plus accumulated dividend equivalents as of the last day of fiscal 2007.

(5)	Also, on June 1, 2005, Mr. Theilmann received 17,971 restricted stock units which will vest 50% on June 1, 2015, 25% on June 1, 2020, and 25% on June 1, 2025. The number of units shown includes dividend equivalents paid on this award.

(6)	On February 16, 2005, in connection with her employment with the Company and relinquishment of certain benefits provided by her previous employer, Ms. Bober received 15,000 shares of restricted stock which vested on February 16, 2008.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Myron E. Ullman, III	0	0	32,120	(1)	1,417,134	(2)
Chairman and Chief Executive Officer			33,058	(3)	2,692,574	(4)

Robert B. Cavanaugh	0	0	6,336	(3)	516,067	(4)
Executive Vice President and Chief Financial Officer

Ken C. Hicks	0	0	7,712	(3)	628,142	(4)
President and Chief			13,813	(5)	550,310	(6)
Merchandising Officer

Michael T. Theilmann	0	0	5,508	(3)	448,627	(4)
Executive Vice President, Chief Human Resources and Administration Officer			10,180	(7)	834,658	(8)

Joanne L. Bober	0	0	3,856	(3)	314,071	(4)
Executive Vice President, General Counsel and Secretary

(1)	Represents portion of restricted stock award granted to Mr. Ullman on December 1, 2004, which was his first date of employment, that vested on December 1, 2007.

(2)	Based on the closing market price of JCPenney common stock on December 1, 2007, which was $44.12.

(3)	Represents portion of 2006 performance-based restricted stock unit award that vested on March 22, 2007.

(4)	Based on the closing market price of JCPenney common stock on March 22, 2007, which was $81.45.

(5)	Represents restricted stock award granted in 2005 that vested in full on January 3, 2008.

(6)	Based on the closing market price of JCPenney common stock on January 3, 2008, which was $39.84.

(7)	Represents portion of restricted stock unit award granted to Mr. Theilmann on June 1, 2005, which was his first date of employment, plus accumulated dividend equivalents, that vested on June 1, 2007.

(8)	Based on the closing price of JCPenney common stock on June 1, 2007, which was $81.99.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)
Myron E. Ullman, III	Pension Plan	1.8333	$34,959
Chairman and Chief Executive Officer	Benefit Restoration Plan	1.8333	$707,918

Robert B. Cavanaugh	Pension Plan	28.5833	$374,180
Executive Vice President and Chief	Benefit Restoration Plan	28.5833	$1,948,489
Financial Officer	Supplemental	28.5833	$2,472,673
	Retirement Program

Ken C. Hicks	Pension Plan	4.0833	$48,376
President and Chief Merchandising Officer	Benefit Restoration Plan	4.0833	$265,341

Michael T. Theilmann	Pension Plan	1.3333	$8,029
Executive Vice President, Chief Human	Benefit Restoration Plan	1.3333	$32,354
Resources and Administration Officer

Joanne L. Bober	Pension Plan	1.5833	$21,420
Executive Vice President,	Benefit Restoration Plan	1.5833	$70,385
General Counsel and Secretary

(1)	The number of years of credited service shown in the table is used to calculate the present value of the accumulated benefit.

(2)	The lump sum present value of the accumulated benefit was computed based on the October 31, 2007 measurement date used in the Company’s financial statements for the fiscal year ended February 2, 2008. The assumptions used in calculating the accumulated benefit obligation are also derived from these financial statements and are incorporated herein by reference. All amounts included in the table are projected amounts based on the earliest date that the named executive officer could receive an unreduced benefit from the applicable plan. Amounts are calculated based on actual service and compensation as of the October 31, 2007 measurement date. Amounts for the BRP and SRP are based on the present value of the five year annual installment option. Amounts for the Pension Plan are based on the present value of a single life annuity.

(3)	As of the date of this Proxy Statement, Mr. Cavanaugh and Mr. Hicks are the only named executive officers who are vested in the Pension Plan and BRP. Mr. Ullman, Mr. Theilmann, and Ms. Bober participate in both the Pension Plan and BRP, however, they have not yet vested in their respective benefits under these plans.

Pension Plan.  The Pension Plan is a tax qualified defined benefit plan intended to provide retirement income to all eligible associates. To be eligible to participate in the Pension Plan an associate must:

•	have been hired or rehired before January 1, 2007,
•	be employed at least one year,
•	have 1,000 hours of service, and
•	be at least age 21.

To be vested in a Pension Plan benefit a participant must be employed for at least five years or attain age 65.

The normal retirement age under the Pension Plan is age 65. The normal retirement benefit formula in the Pension Plan is equal to:

•

the average of the participant’s highest five consecutive full calendar years of pay (including salary and incentive compensation actually paid during that year), out of the last ten years of service (average final pay) times 0.75%, plus

•

0.50% of the participant’s average final pay that exceeds the average of the Social Security taxable wage bases in effect for each calendar year during the 35 year period ending on December 31 of the year an associate reaches the Social Security retirement age, multiplied by

•	The participant’s years of credited service up to 35 years.

Once a participant has at least 25 years of credited service, he or she is eligible for an additional Pension Plan retirement benefit. This additional benefit is equal to 0.25% of his or her average final pay times his or her years of credited service exceeding 25 years, up to a maximum of 10 years.

The above formula computes a benefit intended to be payable for the participant’s life. The primary form of benefit for a single participant is a single life annuity and for a married participant is a 50% qualified joint and survivor annuity. Other annuity benefit payment options are also available. A single life annuity provides a greater annual benefit amount paid over a shorter period of time than a 50% qualified joint and survivor annuity. All benefit payment option forms are actuarially equivalent. The Pension Plan does not provide a lump sum payment unless the monthly benefit amount from the Pension Plan is $100 or less.

Mr. Cavanaugh is the only named executive officer eligible for an early retirement benefit under the Pension Plan since he has attained age 55 and has at least 15 years of service. The Pension Plan early retirement benefit is the normal retirement benefit computed above reduced by:

•	0.3333% for each month between the ages of 65 and 60; and
•	0.4176% for each month between the ages of 60 and 55,

that the participant begins to receive the early retirement benefit.

Benefit Restoration Plan.  The BRP is a non-qualified excess defined benefit plan that provides retirement income to eligible associates whose Pension Plan benefit is limited by Code limits on compensation ($225,000 for 2007) or maximum annual benefits ($180,000 for 2007). For 2008, these limits have been increased to $230,000 and $185,000, respectively.

The BRP uses the same eligibility, years of credited service, vesting, formula, early retirement reductions and retirement age criteria found in the Pension Plan. The excess benefit over the Code imposed limits in the Pension Plan is paid from the BRP.

The formula computes an age 65 benefit with payments beginning, for the named executive officers, six months after separation from service. Effective in 2008, the only form of benefit under the BRP is a five year annual installment option, which is not available under the Pension Plan. The five year installment option produces a higher annual payment than a single life annuity or a qualified joint and survivor annuity, but is actuarially equivalent to such payment forms.

If employment terminates for cause, all BRP benefits are forfeited.

Supplemental Retirement Program.  For eligible associates hired on or before December 31, 1995, we maintain an additional non-qualified benefit plan through the Supplemental Retirement Program for Management Profit-Sharing Associates. The SRP was designed to allow eligible management associates to retire at age 60 with retirement income comparable to the age 65 benefit provided under the Pension Plan and BRP. At the time of the SRP’s adoption, management associates typically retired at age 60. The SRP was closed to new entrants on December 31, 1995. Mr. Cavanaugh is the only named executive officer eligible for the SRP.

The normal retirement age under the SRP is 60. The SRP calculates the participant’s annual retirement income target amount as a percentage of the participant’s average final earnings. Average final earnings is the average of the associate’s three full or partial years of highest earnings (including salary and incentive compensation earned for such year but paid in the following year), taking into account the year of retirement and the previous nine full calendar years of service. The retirement income target is then offset by:

•	Pension Plan benefits,
•	BRP benefits,
•	One-half of the participant’s estimated age 62 Social Security benefit, and
•	An annuity based on the market value of the participant’s Savings Plan and Mirror Savings Plan matching contribution accounts.

After age 60, the SRP benefit decreases as the associate approaches age 65. The SRP also provides an age 62 Social Security make-up benefit for associates that retire at or after age 60 but before age 62. If a participant retires at or after age 60 the participant will receive the higher of the benefit amount computed based on the formula for calculating SRP retirement income, or the reduction in the Pension Plan and BRP benefit amounts caused by retirement between age 60 and age 65 under those plans. The SRP also provides an early retirement benefit for associates between ages 55 and 60 with at least 15 years of service. Mr. Cavanaugh is currently eligible for this benefit.

The SRP formula computes a benefit with payments beginning, for the named executive officers, six months after separation from service. Effective in 2008, the only form of benefit under the SRP is a five year annual installment option. In addition, if a participant is receiving benefits at the time incentive compensation is paid with respect to the year of retirement, he or she will be entitled to receive a lump sum payment representing the additional benefit due, if any.

The SRP also provides a temporary term life insurance benefit for a participant who retires on or after age 60. Generally, the life insurance coverage amount equals the amount of Company-paid life insurance coverage provided to the participant at the time of retirement. JCPenney pays the premium for this policy.

If employment terminates for cause, all SRP benefits are forfeited.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2007

Name	Executive Contributions in last FY ($)(1)	Registrant Contributions in last FY ($)(2)	Aggregate Earnings in last FY ($)(3)	Aggregate Balance at last FYE ($)(4)
Myron E. Ullman, III	$160,425	$159,481	$(173,806)	$260,728
Chairman and Chief Executive Officer

Robert B. Cavanaugh	$0	$0	$(4,316)	$78,134
Executive Vice President and Chief Financial Officer

Ken C. Hicks	$48,533	$87,523	$(98,800)	$593,577
President and Chief Merchandising Officer

Michael T. Theilmann	$27,200	$13,600	$(1,999)	$38,801
Executive Vice President, Chief Human Resources and Administration Officer

Joanne L. Bober	$27,125	$14,679	$375	$44,651
Executive Vice President, General Counsel and Secretary

(1)	The amounts shown are included in the salary and incentive compensation numbers shown in the Summary Compensation Table.

(2)	The amounts shown in this column include the Company matching contribution paid in February 2007 with respect to the plan year ending December 31, 2006 as well as the aggregate value of the per pay period Company matching contributions for fiscal 2007.

(3)	These amounts are not included in the Summary Compensation Table since they do not constitute above market interest or preferential earnings.

(4)	The balance reported includes named executive officer contributions to the Mirror Savings Plan; these amounts were included in the Summary Compensation Table as salary and incentive compensation in the year earned/deferred. Registrant contributions to the Mirror Savings Plan for 2007 were included in the All Other Compensation column of the Summary Compensation Table.

Mirror Savings Plan.  The Mirror Savings Plan is a non-qualified defined contribution plan which provides associates earning more than the Code compensation limit for qualified savings plans (such as the Savings Plan) the opportunity to defer a portion of their base salary and incentive compensation exceeding the compensation limit as a means of saving for retirement. Accordingly, associates, including named executive officers, earning more than the compensation limit may defer up to 14% of their salary and annual incentive compensation below the Code compensation limit ($225,000 for 2007, $230,000 for 2008) and up to 75% of their compensation above the Code compensation limit through the Mirror Savings Plan.

For 2007, the Company match was $0.50 per dollar deferred up to a maximum of 6% of deferrals on compensation over $225,000. This matching contribution was credited each pay period. The Company may make additional discretionary matching contributions.

For Company contributions made for Plan Years prior to 2007, participants vest in the JCPenney matching contribution and related investment earnings at a rate of 20% per year of service. For Company contributions made for Plan Years 2007 and after, participants become 100% vested in the match after three years of service.

Generally, all unvested matching contributions are forfeited when the participant terminates employment. The Mirror Savings Plan provides that all matching contributions are immediately vested and non-forfeitable if a participant terminates employment due to:

•	Retirement at age 65

•	Qualifying for permanent and total disability while working for the Company,
•	The work unit or type of work the associate was doing being discontinued (as determined by the Company), or
•	Death.

Deferrals and Company matching contributions are credited to the participant’s Mirror Savings Plan account and invested according to the participant’s investment elections. Earnings on the balance in the participant’s Mirror Savings Plan accounts are based on hypothetical investments in the same funds offered under the Savings Plan.

During the last fiscal year one or more of the named executive officers participating in the Mirror Savings Plan elected to invest their Mirror Savings Plan account balances in the following funds:

Fund	One Year Average Rate of Return as of Fiscal Year End
Penney Common Stock Fund	(40.70)%
Aggressive Fund	(2.20)%
Interest Income Fund	4.70%
S&P 500 Fund	(2.50)%
Moderate Fund	1.20%
Russell 1000 Growth Fund	0.30%
Russell 1000 Value Fund	(5.50)%
Russell 2000 Fund	(10.00)%
EAFE Fund	0.90%
Horizon Fund	5.90%
Fidelity Dividend Growth Fund	(5.70)%
Fidelity Diversified International Fund	4.30%
Conservative Fund	3.60%
Intermediate Bond Fund	9.50%
T. Rowe Price Blue Chip Growth Fund	1.00%
American Century Growth Fund Investor Class	5.50%
American Century International Growth Fund Investor Class	5.00%
Vanguard Growth Equity Fund	4.70%
Vanguard Equity Income Fund	(0.90)%
T. Rowe Price Small-Cap Stock Fund	(9.80)%
T. Rowe Price Small-Cap Value Fund	(7.30)%

Participants can change their investment elections daily.

Generally, a Mirror Savings Plan participant can only receive a distribution following an unforeseen emergency event (as defined under the Code), a change in control, or termination of employment. Effective in 2008, the only form of payment under the Mirror Savings Plan is a five year annual installment. No withdrawals or distributions were taken during the year by any of the named executive officers.

POTENTIAL PAYMENTS AND BENEFITS ON TERMINATION OF EMPLOYMENT

Under our compensation program, described above in Compensation Discussion and Analysis, payments and the provision of benefits can be triggered by the termination of an associate’s employment. These payments and benefits may vary depending on the reason for termination. The reasons for termination that may trigger different payments and benefits may be classified as follows:

•	Voluntary Resignation
•	Retirement
•	Death
•	Permanent Disability
•	Involuntary Termination without Cause
•	Termination for Cause

The characterization of the termination event and the payments and benefits triggered by termination may also vary depending on whether or not the termination follows a change in control of the Company.

Termination without a Change in Control

In an effort to attract and retain the best people in retail consistent with our Long Range Plan, the Company offers each of its Executive Board members, other than the CEO, the right to enter into an Executive Termination Pay Agreement (Termination Pay Agreement) with the Company. The form of the agreement was reviewed by the Human Resources and Compensation Committee and its independent consultant prior to being recommended to the Board for its approval. The Termination Pay Agreement is intended to provide the executive with severance benefits in exchange for the executive’s agreement to comply with certain covenants. The benefits payable under these agreements are not available if the executive receives the benefits under the Change in Control Plan, which is described later in this section.

The primary purpose of the Termination Pay Agreement is to provide for severance benefits in the event of involuntary termination of the executive’s employment without cause. For purposes of the agreement, cause includes:

•	An intentional act of fraud, embezzlement, theft, or other material violation of law;
•	Intentional damage to the Company’s assets;
•	Intentional disclosure of confidential information in violation of the Company’s policies;
•	Material breach of the executive’s obligations under the agreement;
•	Breach of the executive’s duty of loyalty to the Company;
•	Failure of the executive to substantially perform the duties of his or her job (other than as a result of physical or mental incapacity); or
•	Intentional breach of Company policies or willful misconduct by the executive that is in either case materially injurious to the Company.

Under the Termination Pay Agreements, if an executive is involuntarily terminated without cause, he or she will receive a lump sum payment for services rendered through the termination date, including accrued base salary and pay in respect of earned but unused paid time off.

Conditioned on execution of a release and expiration of the revocation period under the release, but no later than two and one-half months after the year of termination, the executive will also receive:

•

A lump sum cash payment equal to annualized base salary plus target annual cash incentive compensation (at 100% of the target incentive opportunity in effect at the time of termination) with respect to a period of (a) 18 months following termination if the executive is an Executive Vice President or higher of the Company, and (b) 12 months following termination if the executive is a Senior Vice President;

•

A lump sum cash payment equal to the prorated annual cash incentive compensation for the year of termination at 100% of the executive’s target incentive compensation opportunity at the time of termination, less any amount contributed to the Mirror Savings Plan;

•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policies;
•

A lump sum payment representing the Company-paid portion of the premium toward medical, dental, and life insurance coverages for the applicable severance period (18 months for Executive Vice Presidents and 12 months for Senior Vice Presidents), grossed-up for federal income taxes;

•	A lump sum payment of $25,000 toward outplacement and financial counseling services; and
•	Immediate vesting of all long-term incentive stock awards and stock options.

In addition to providing severance payments in the event of an involuntary termination without cause, the Termination Pay Agreement also includes certain limited benefits in the event of death or termination due to permanent disability. In such case, the executive will receive a lump sum cash payment as soon as practicable after termination equal to prorated annual incentive compensation for service during the year at 100% of the executive’s target incentive compensation opportunity, less any amount contributed to the Mirror Savings Plan. These benefits were included in the form of Termination Pay Agreement to replace similar benefits received by certain Company executives under employment contracts which have been phased out as they have expired or been terminated.

By entering into a Termination Pay Agreement, the executive agrees to the following restrictive covenants:

•	Obligation not to disclose confidential or proprietary information of the Company, which continues indefinitely following termination of employment;
•

Obligation to refrain from activities designed to influence or persuade any person not to do business or to reduce its business with the Company, which continues for the applicable severance period following termination of employment;

•

Obligation to refrain from attempting to influence or persuade any of the Company’s employees to leave their employment with the Company and to refrain from directly or indirectly soliciting or hiring employees of the Company, which continues for the applicable severance period following termination of employment; and

•	Obligation not to undertake work for a competing business; which continues for the applicable severance period following termination of employment.

The noncompetition covenant may be waived by the executive; however, he or she must then forego any severance benefits available under the Termination Pay Agreement. In the event the executive breaches any of the covenants listed above, the Company will not be obligated to make any further payments under the agreement and may seek to recover damages from the executive.

Messrs. Cavanaugh, Hicks, and Theilmann, and Ms. Bober, have Termination Pay Agreements.

In order to describe the payments and benefits that are triggered for each termination event for each of the Company’s named executive officers, we have created a table for each named executive officer estimating the payments and benefits that would be paid under each element of our compensation program. The tables assume that the named executive officer’s employment terminated on February 2, 2008, which is the last day of the Company’s last completed fiscal year.

Myron E. Ullman, III (Chairman and CEO) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$5,952	$5,952	$5,952	$5,952	$5,952	$5,952
Annual Cash Incentive	$0	$0	$0	$0	$0	$0
Stock Options	$0	$0	$0	$0	$0	$0
Restricted Stock	$5,427,926	$5,427,926	$8,543,518	$8,543,518	$5,427,926	$4,019,971
Pension Plan	$0	$0	$0	$115,970	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$232,732	$232,732	$250,611	$250,611	$232,732	$232,732
Health and life insurance	$3,000	$3,000	$3,000	$3,000	$3,000	$0
Financial Counseling and Outplacement	$9,380	$9,380	$9,380	$9,380	$9,380	$0
Vacation	$57,692	$57,692	$57,692	$57,692	$57,692	$57,692
Total	$5,736,683	$5,736,683	$8,870,154	$8,986,124	$5,736,683	$4,316,348

Robert B. Cavanaugh (CFO) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$2,738	$2,738	$2,738	$2,738	$1,037,738	$2,738
Annual Cash Incentive	$0	$0	$414,000	$414,000	$1,035,000	$0
Stock Options	$1,733,672	$1,733,672	$1,733,672	$1,733,672	$1,733,672	$0
Restricted Stock	$269,854	$269,854	$269,854	$269,854	$1,037,221	$0
Pension Plan	$501,953	$501,953	$480,670	$494,653	$501,953	$501,953
Benefit Restoration Plan	$2,882,119	$2,882,119	$2,659,894	$2,882,119	$2,882,119	$0
Supplemental Retirement Program	$1,455,515	$1,455,515	$1,343,288	$1,455,515	$1,455,515	$0
Mirror Savings Plan	$77,688	$77,688	$77,688	$77,688	$77,688	$77,688
Health and life insurance	$17,767	$17,767	$17,767	$17,767	$41,444	$0
Financial Counseling and Outplacement	$9,380	$9,380	$9,380	$9,380	$25,000	$0
Vacation	$77,403	$77,403	$77,403	$77,403	$77,403	$66,346
Total	$7,028,089	$7,028,089	$7,086,354	$7,434,789	$9,904,753	$648,725

Ken C. Hicks (President and Chief Merchandising Officer) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$3,333	$3,333	$3,333	$3,333	$1,263,333	$3,333
Annual Cash Incentive	$0	$0	$606,000	$606,000	$1,551,000	$0
Stock Options	$1,377,900	$1,377,900	$1,413,511	$1,413,511	$1,413,511	$0
Restricted Stock	$0	$0	$494,943	$494,943	$2,617,012	$0
Pension Plan	$49,560	$49,560	$24,487	$175,114	$49,560	$49,560
Benefit Restoration Plan	$355,196	$355,196	$174,159	$355,196	$355,196	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$584,502	$584,502	$620,502	$620,502	$620,502	$584,502
Health and life insurance	$3,000	$3,000	$3,000	$3,000	$22,150	$0
Financial Counseling and Outplacement	$9,380	$9,380	$9,380	$9,380	$25,000	$0
Vacation	$80,769	$80,769	$94,229	$94,229	$94,229	$80,769
Total	$2,463,641	$2,463,641	$3,443,545	$3,775,209	$8,011,494	$718,165

Michael T. Theilmann (Executive Vice President, Chief Human Resources and Administration Officer) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$2,183	$2,183	$2,183	$2,183	$827,183	$2,183
Annual Cash Incentive	$0	$0	$324,000	$324,000	$819,000	$0
Stock Option	$0	$0	$0	$0	$0	$0
Restricted Stock	$0	$0	$1,709,528	$1,709,528	$2,738,359	$0
Pension Plan	$0	$0	$0	$141,430	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$25,639	$25,639	$47,459	$47,459	$34,639	$25,639
Health and life insurance	$3,000	$3,000	$3,000	$3,000	$26,677	$0
Financial Counseling and Outplacement	$9,380	$9,380	$9,380	$9,380	$25,000	$0
Vacation	$19,382	$19,382	$19,382	$19,382	$19,382	$19,382
Total	$59,584	$59,584	$2,114,932	$2,256,362	$4,490,240	$47,204

Joanne L. Bober (Executive Vice President, General Counsel and Secretary) — Termination without a Change in Control

	Termination Event
Benefit or Payment	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause	Termination For Cause
Base Salary	$1,984	$1,984	$1,984	$1,984	$751,984	$1,984
Annual Cash Incentive	$0	$0	$250,000	$250,000	$625,000	$0
Stock Options	$0	$0	$293,887	$293,887	$293,887	$0
Restricted Stock	$0	$0	$891,770	$891,770	$1,352,180	$0
Pension Plan	$0	$0	$0	$163,183	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$44,487	$44,487	$44,487	$44,487	$44,487	$44,487
Health and life insurance	$3,000	$3,000	$3,000	$3,000	$14,852	$0
Financial Counseling and Outplacement	$9,380	$9,380	$9,380	$9,380	$25,000	$0
Vacation	$19,231	$19,231	$19,231	$19,231	$19,231	$19,231
Total	$78,082	$78,082	$1,513,739	$1,676,922	$3,126,621	$65,702

Change in Control; Termination following a Change in Control

The Company’s Change in Control Plan was adopted in recognition of the degree of consolidation within the retail industry and to enable our executives to focus their efforts on the Company and fulfillment of the Long Range Plan. This plan, which was evaluated by the Human Resources and Compensation Committee and its independent consultant prior to being recommended to the Board for approval, provides benefits to the Company’s executives if their employment is terminated (actual or constructive) within two years of the occurrence of a change in control of the Company. To receive benefits under the plan, the executive’s employment must be terminated due to an involuntary separation from service by the Company other than for cause or by the executive for Good Reason. Good Reason consists of:

•	A material reduction in the executive’s base salary or target annual cash incentive opportunity;
•	Involuntary relocation of more than 50 miles;
•	A materially adverse change in the executive’s duties or responsibilities;
•	A material diminution in the budget over which the executive has responsibility;
•	A material adverse change in the executive’s supervisor’s duties or responsibilities, including a change in the supervisor to whom the executive is required to report; or

•

Failure of the Company to continue a material benefit or a material reduction in the benefits in which the executive participated prior to the occurrence of the change in control, unless replaced by a substantially equivalent benefit.

For purposes of the plan, cause includes the failure of the executive to substantially perform the duties of his or her job, failure of the executive to follow Company policy, engagement by the executive in illegal conduct, or gross misconduct injurious to the Company.

Notice of a Good Reason event must be provided to the Company within 90 days of the event and the Company must be given a 30-day opportunity to correct the situation without having to pay benefits under the Change in Control Plan.

The plan provides a three-tiered benefit structure based on the executive’s position and responsibilities within the Company. Tier I participants, which include the CEO and executives reporting directly to the CEO, are entitled to receive cash severance of three times annualized base salary plus target annual cash incentive opportunity (at 100%) at the time of termination. Tier II participants, which include the Company’s Executive Vice Presidents who do not report directly to the CEO, are entitled to receive cash severance of 2.5 times base salary plus target annual cash incentive opportunity at the time of termination. The Tier III participants (Senior Vice Presidents who are members of the Company’s Executive Board) are entitled to receive cash severance of two times annualized base salary plus target annual cash incentive opportunity at the time of termination.

In addition to the cash severance payments, all participants in the plan are entitled to receive the following at the time of termination:

•	Accrued base salary and pay in respect of earned but unused paid time off through the date of termination;
•

Prorated target annual cash incentive compensation for the year of termination (at 100% of the target incentive opportunity at the time of termination) or, if termination occurs on the last day of the fiscal year, the actual annual cash incentive compensation, if greater, less any amount contributed to the Mirror Savings Plan;

•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policies;
•

A lump sum payment representing the incremental value of additional years of age and service credited to the executive (equal to the executive’s cash severance multiple) with respect to the BRP, SRP, and Mirror Savings Plan, to the extent the executive participates in some or all of these plans;

•

A lump sum payment representing the Company-financed portion of the premium toward medical, dental, long term care and life insurance coverages for the number of years equal to the applicable cash severance multiple for the executive, grossed-up for federal income taxes; and

•

A lump sum payment of $25,000 toward outplacement and financial counseling services, and, to the extent applicable and allowable by law, reimbursement of legal fees and expenses incurred in defense of the executive’s rights under the plan.

Additionally, participants in the plan are eligible for up to one year of additional age and service credit for purposes of determining retiree eligibility under the Company’s medical, dental, life insurance, long term care insurance, and lifetime discount programs. The plan also entitles participants to receive a tax gross-up payment in respect of any excise taxes imposed on the benefits payable under the plan. Benefits under the plan may be reduced to keep benefit payments under the threshold that would trigger an excise tax and gross-up payment. Effective March 27, 2008, the Human Resources and Compensation Committee recommended, and all of the independent directors approved, additional limitations on the payment of excise tax gross-ups under the plan. Under the changes, participants will be eligible for tax gross-up payments in the event a change in control occurs within five years from the date they become eligible to participate in the plan, subject to existing limitations and conditions. After five years of participation, participants will either receive their full benefit under the plan and pay the excise tax themselves or have their benefit reduced so that no excise tax will apply. The plan was also amended to allow any participant to waive his or her right to receive an excise tax gross-up payment under the plan. Mr. Ullman has elected not to receive any excise tax gross-up with respect to benefits payable to him under the plan.

In addition to the benefits provided by the Change in Control Plan, some of the Company’s other plans and programs, such as the Company’s equity compensation plans, also include specific benefits payable to associates in the event of a change in control of the Company. The benefits payable under the Change in Control Plan are not subject to reduction in the event the executive subsequently finds employment following termination.

In order to describe the payments and benefits that are triggered upon a change in control and for each termination event following a change in control, we have created a table for each named executive officer estimating the payments and benefits that would be paid under each element of our compensation program. These payments reflect a change of control event or assume that the named executive officer’s employment terminated immediately upon a change in control occurring on February 2, 2008, which is the last day of the Company’s last completed fiscal year.

Myron E. Ullman, III (Chairman and CEO) — Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason		Termination For Cause
Base Salary	$0	$5,952	$5,952	$5,952	$5,952	$4,505,952		$5,952
Annual Cash Incentive	$0	$0	$0	$0	$0	$7,500,000		$0
Stock Options	$0	$0	$0	$0	$0	$0		$0
Restricted Stock	$12,842,800	$12,842,800	$12,842,800	$12,842,800	$12,842,800	$12,842,800		$12,842,800
Pension Plan	$0	$0	$0	$0	$115,970	$0		$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$3,009,091		$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Mirror Savings Plan	$0	$232,732	$232,732	$250,611	$250,611	$250,611		$232,732
Health and life insurance	$0	$3,000	$3,000	$3,000	$3,000	$8,516		$0
Financial Counseling and Outplacement	$0	$9,380	$9,380	$9,380	$9,380	$25,000		$0
Vacation	$0	$57,692	$57,692	$57,692	$57,692	$57,692		$57,692
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$5,975,528	*	$0
Total	$12,842,800	$13,151,557	$13,151,557	$13,169,436	$13,285,406	$34,175,191	**	$13,139,177

*	The number shown in this column represents the theoretical excise tax gross-up payment for Mr. Ullman in the event of his termination of employment following a change in control on the last day of fiscal 2007. Effective March 27, 2008, Mr. Ullman has elected not to receive any excise tax gross-up with respect to benefits payable to him under the Change in Control Plan.

**	The total includes the value of the excise tax gross-up payment, which, as noted above, effective March 27, 2008, Mr. Ullman has elected to forego.

Robert B. Cavanaugh (CFO) — Following a Change in Control

	Event
Benefit or Payment	Change in Control With No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination For Cause
Base Salary	$0	$2,738	$2,738	$2,738	$2,738	$2,072,738	$2,738
Annual Cash Incentive	$0	$0	$0	$414,000	$414,000	$1,656,000	$0
Stock Options	$1,733,672	$1,733,672	$1,733,672	$1,733,672	$1,733,672	$1,733,672	$0
Restricted Stock	$1,037,221	$1,037,221	$1,037,221	$1,037,221	$1,037,221	$1,037,221	$1,037,221
Pension Plan	$0	$501,953	$501,953	$480,670	$494,653	$501,953	$501,953
Benefit Restoration Plan	$0	$2,882,119	$2,882,119	$2,659,894	$2,882,119	$4,251,852	$0
Supplemental Retirement Program	$0	$1,455,515	$1,455,515	$1,343,288	$1,455,515	$2,372,636	$0
Mirror Savings Plan	$0	$77,688	$77,688	$77,688	$77,688	$156,348	$77,688
Health and life insurance	$0	$17,767	$17,767	$17,767	$17,767	$65,121	$0
Financial Counseling and Outplacement	$0	$9,380	$9,380	$9,380	$9,380	$25,000	$0
Vacation	$0	$77,403	$77,403	$77,403	$77,403	$77,403	$66,346
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$(124,657)	$0
Total	$2,770,893	$7,795,456	$7,795,456	$7,853,721	$8,202,156	$13,825,287	$1,685,946

Ken C. Hicks (President and Chief Merchandising Officer) — Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination For Cause
Base Salary	$0	$3,333	$3,333	$3,333	$3,333	$2,523,333	$3,333
Annual Cash Incentive	$0	$0	$0	$606,000	$606,000	$2,496,000	$0
Stock Options	$1,413,511	$1,413,511	$1,413,511	$1,413,511	$1,413,511	$1,413,511	$0
Restricted Stock	$2,617,012	$2,617,012	$2,617,012	$2,617,012	$2,617,012	$2,617,012	$2,617,012
Pension Plan	$0	$49,560	$49,560	$24,487	$175,114	$49,560	$49,560
Benefit Restoration Plan	$0	$355,196	$355,196	$174,159	$355,196	$950,871	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$0	$584,502	$584,502	$620,502	$620,502	$620,502	$584,502
Health and life insurance	$0	$3,000	$3,000	$3,000	$3,000	$41,300	$0
Financial Counseling and Outplacement	$0	$9,380	$9,380	$9,380	$9,380	$25,000	$0
Vacation	$0	$80,769	$80,769	$94,229	$94,229	$94,229	$80,769
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$0	$0
Total	$4,030,523	$5,116,263	$5,116,263	$5,565,614	$5,897,278	$10,831,319	$3,335,177

Michael T. Theilmann (Executive Vice President, Chief Human Resources and Administration Officer) —

Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination For Cause
Base Salary	$0	$2,183	$2,183	$2,183	$2,183	$1,652,183	$2,183
Annual Cash Incentive	$0	$0	$0	$324,000	$324,000	$1,314,000	$0
Stock Options	$0	$0	$0	$0	$0	$0	$0
Restricted Stock	$2,738,359	$2,738,359	$2,738,359	$2,738,359	$2,738,359	$2,738,359	$2,738,359
Pension Plan	$0	$0	$0	$0	$141,430	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$168,799	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$0	$25,639	$25,639	$47,459	$47,459	$47,459	$25,639
Health and life insurance	$0	$3,000	$3,000	$3,000	$3,000	$50,354	$0
Financial Counseling and Outplacement	$0	$9,380	$9,380	$9,380	$9,380	$25,000	$0
Vacation	$0	$19,382	$19,382	$19,382	$19,382	$19,382	$19,382
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$(287,534)	$0
Total	$2,738,359	$2,797,943	$2,797,943	$3,143,763	$3,285,193	$5,728,002	$2,785,563

Joanne L. Bober (Executive Vice President, General Counsel and Secretary) —

Following a Change in Control

	Event
Benefit or Payment	Change in Control with No Termination	Voluntary Resignation	Retirement	Death	Permanent Disability	Involuntary Termination without Cause or Termination with Good Reason	Termination For Cause
Base Salary	$0	$1,984	$1,984	$1,984	$1,984	$1,501,984	$1,984
Annual Cash Incentive	$0	$0	$0	$250,000	$250,000	$1,000,000	$0
Stock Options	$293,887	$293,887	$293,887	$293,887	$293,887	$293,887	$0
Restricted Stock	$1,352,180	$1,352,180	$1,352,180	$1,352,180	$1,352,180	$1,352,180	$1,352,180
Pension Plan	$0	$0	$0	$0	$163,183	$0	$0
Benefit Restoration Plan	$0	$0	$0	$0	$0	$390,533	$0
Supplemental Retirement Program	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mirror Savings Plan	$0	$44,487	$44,487	$44,487	$44,487	$44,487	$44,487
Health and life insurance	$0	$3,000	$3,000	$3,000	$3,000	$26,704	$0
Financial Counseling and Outplacement	$0	$9,380	$9,380	$9,380	$9,380	$25,000	$0
Vacation	$0	$19,231	$19,231	$19,231	$19,231	$19,231	$19,231
Excise Tax & Gross-Up (Cutback)	$0	$0	$0	$0	$0	$1,092,156	$0
Total	$1,646,067	$1,724,149	$1,724,149	$1,974,149	$2,137,332	$5,746,162	$1,417,882

DIRECTOR COMPENSATION FOR FISCAL 2007

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Colleen C. Barrett	66,667		119,997	(3)			186,664
M. Anthony Burns	66,667		119,997	(4)	(4)		186,664
Maxine K. Clark	39,957		159,624	(5)		10,000	209,581
Thomas J. Engibous	108	(6)	199,056	(6)			199,164
Kent B. Foster	82,083		119,997	(7)		10,000	212,080
Vernon E. Jordan, Jr.*	86,667		119,997			10,000	216,664
Burl Osborne	81,875		119,997	(8)			201,872
Leonard H. Roberts	95	(9)	186,568	(9)		10,000	196,663
Ann Marie Tallman**	66,667		119,997				186,664
R. Gerald Turner	71,667		119,997	(10)	(10)	10,000	201,664
Mary Beth West	66,667		119,997	(11)			186,664

*	In accordance with the Company’s Bylaws, Mr. Jordan retired from the Board on August 15, 2007 upon reaching age 72.

**	Ms. Tallman resigned from the Board on December 12, 2007.

(1)	Each non-employee director receives an annual stock grant consisting of a number of restricted stock units having a market value closest to $120,000. For 2007, the number of units was determined by dividing $120,000 by the closing price of JCPenney common stock on the date of grant (rounded to the nearest whole unit). The amounts shown in this column include the fair value of the annual stock award for 2007, which was $78.79. The date of grant of the annual stock grant to non-employee directors is the third trading date following the Company’s Annual Meeting of Stockholders.

(2)	Includes the value of Company matching contributions under the Directors’ Matching Fund. Under this program, directors may request JCPenney to match dollar-for-dollar their personal charitable contributions up to $10,000 per fiscal year.

(3)	Ms. Barrett had 8,761.79 stock awards, consisting of 4,679.79 restricted stock unit awards and 4,082 restricted stock awards, outstanding as of February 2, 2008.

(4)	Mr. Burns had 19,699.79 stock awards, consisting of 4,679.79 restricted stock unit awards and 15,020 restricted stock awards, and 8,800 option awards outstanding as of February 2, 2008.

(5)	Ms. Clark has elected to receive 50 percent of her cash retainers in shares of JCPenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Ms. Clark had 8,977.79 stock awards, consisting of 4,679.79 restricted stock unit awards and 4,298 restricted stock awards, outstanding as of February 2, 2008.

(6)	Mr. Engibous has elected to receive 100 percent of his cash retainers in shares of JCPenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Engibous had 16,999.79 stock awards, consisting of 4,679.79 restricted stock unit awards and 12,320 restricted stock awards, outstanding as of February 2, 2008.

(7)	Mr. Foster had 16,999.79 stock awards, consisting of 4,679.79 restricted stock unit awards and 12,320 restricted stock awards, outstanding as of February 2, 2008.

(8)	Mr. Osborne had 12,344.79 stock awards, consisting of 4,679.79 restricted stock unit awards and 7,665 restricted stock awards, outstanding as of February 2, 2008.

(9)	Mr. Roberts has elected to receive 100 percent of his cash retainers in shares of JCPenney common stock. The amount shown in the Stock Awards column includes the fair value of stock received in lieu of cash. Fractional shares are paid out in cash. Mr. Roberts had 14,438.79 stock awards, consisting of 4,679.79 restricted stock unit awards and 9,759 restricted stock awards, outstanding as of February 2, 2008.

(10)	Mr. Turner had 17,899.79 stock awards, consisting of 4,679.79 restricted stock unit awards and 13,220 restricted stock awards, and 1,600 option awards outstanding as of February 2, 2008.

(11)	Ms. West had 3,932.02 restricted stock unit awards outstanding as of February 2, 2008.

Cash Retainers and Stock Award

Directors who are Company associates do not receive directors’ fees. The Corporate Governance Committee has the responsibility for recommending to the Board of the Directors the appropriate compensation for non-employee directors. The Corporate Governance Committee conducts periodic reviews to assure that non-employee directors are being fairly and reasonably compensated in relation to comparable U.S. companies. Non-employee directors receive the following compensation:

•	An annual cash retainer of $60,000;
•	An annual award of restricted stock units with a market value at the time of grant of $120,000;
•	An annual cash retainer of $15,000 for the chair of the Audit Committee;
•	An annual cash retainer of $10,000 for the Chair of the Human Resources and Compensation Committee;
•	An annual cash retainer of $7,500 for the chairs of the Corporate Governance Committee and the Finance Committee;
•	An annual cash retainer of $5,000 for the Presiding Director; and
•

An annual cash retainer of $5,000 for directors who are Representatives under an Indemnification Trust Agreement among the Company, its wholly owned subsidiary, J. C. Penney Corporation, Inc., and JPMorgan Chase Bank, as trustee (currently Directors Barrett, Engibous, Osborne, and Turner).

Director compensation covers the period from June 1 to May 31 of the following year. The cash retainers are payable quarterly. Non-employee directors are reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors.

Election to Receive Common Stock; Deferral

Directors may elect to receive all or a portion of their cash retainers in JCPenney common stock. As of the end of fiscal 2007, three directors had elected to receive all or part of their cash retainers in JCPenney common stock. A director may also elect to defer payment of all or part of their cash retainers under the terms of a deferred compensation plan for directors. As of the end of fiscal 2007, one director had elected such deferral.

Directors’ Charitable Award Program

The Company’s Directors’ Charitable Award Program was frozen by the Board in 2000. Four of the current directors are eligible to participate in the program. The Charitable Award Program is designed to acknowledge the service of directors and to recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors (in the event of an uneven number of directors, a single life policy was purchased). Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000 to one or more charitable organizations as recommended by the individual directors. The Company will donate $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group. The Company will donate an additional $500,000 upon the death of the second director of the group. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this program.

Directors’ Matching Fund

Members of the Board of Directors may be involved with charitable organizations to which they provide support in the form of personal charitable contributions. As with the Charitable Award Program, the Company has established the Directors’ Matching Fund to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Under the Directors’ Matching Fund, directors may request JCPenney to match dollar-for-dollar their personal charitable contributions up to $10,000 per fiscal year. All or part of the matching contributions may be allocated to one or several organizations that have I.R.C. 501(c)(3) status with the Internal Revenue Service or that are a political subdivision of the state. Matches may only be made on personal gifts that have been paid within that fiscal year, not pledged.

AUDIT FUNCTION

Report of the Audit Committee

Composition and Qualifications

The Audit Committee of the Board of Directors (the Audit Committee) is composed of four independent directors and operates under a written charter, in accordance with applicable rules of the SEC and the NYSE. The Corporate Governance Committee and the full Board of Directors considers membership for the Audit Committee annually. The current members of the Audit Committee are Thomas J. Engibous, Leonard H. Roberts, Mary Beth West and Kent B. Foster, who serves as its Chair. Each member is “financially literate” and has been determined by the Board to be an “audit committee financial expert,” as those terms are defined by the NYSE and the SEC.

Purpose

The purpose of the Audit Committee is to assist the Board in monitoring: (i) the Company’s accounting and financial reporting processes, including internal control over financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Company’s independent auditor; and (iv) the performance of the Company’s internal auditors and independent auditor.

Responsibilities

Management is responsible for maintaining adequate internal control over financial reporting and KPMG LLP is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent auditor, including the approval of audit fees and non-audit services provided by and fees paid to the independent auditor.

Review of Financial Information

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and KPMG LLP’s evaluation of the Company’s internal control over financial reporting with both management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditor its independence. The Audit Committee also participated in the certification process relating to the filing of certain reports pursuant to the Securities Exchange Act of 1934, as amended.

Inclusion of Consolidated Financial Statements in Form 10-K

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 for filing with the SEC.

Independent Auditor

The Audit Committee also recommends that the Company’s stockholders ratify KPMG LLP as the Company’s independent auditor for the 2008 fiscal year.

Audit Committee

Kent B. Foster, Chair	Leonard H. Roberts
Thomas J. Engibous	Mary Beth West

Audit and Other Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended February 3, 2007 and February 2, 2008 and fees billed for other services rendered by KPMG LLP.

	Fiscal 2006	Fiscal 2007
Audit Fees(1)	$3,463,007	$3,923,542
Audit-Related Fees(2)	442,000	510,800

Total Audit and Audit-related fees	$3,905,007	$4,434,342

Tax Fees(3)	$308,822	$540,795
All Other Fees	—	—

Total Fees(4)	$4,213,829	$4,975,137

(1)	Audit fees include fees for professional services rendered for the audit of internal control over financial reporting.

(2)	Audit-related fees in both years were for audits of financial statements of certain employee benefit plans and assistance with accounting treatment of proposed transactions.

(3)	Tax fees consisted of fees for tax consultation and tax compliance services.

(4)	All fees were pre-approved by the Audit Committee of the Board.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent auditor in advance of the service being performed. For proposed projects using the services of the Company’s independent auditor that are expected to cost over $200,000 or 5% of the auditor’s fee for the preceding year, whichever is lower, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of the Company’s independent auditor that are expected to cost $200,000 or less, or less than 5% of the auditor’s fee for the preceding year, whichever is greater, the Audit Committee will be asked to review and approve a maximum amount for certain services, which may include services in any one or more of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent auditor. If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the work may continue. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a periodic basis as appropriate.

PROPOSAL 2 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

KPMG LLP, independent certified public accountants, member of the SEC Practice Section of the AICPA Division for CPA firms, and registrant with the Public Company Accounting Oversight Board, has been the auditor of the Company’s consolidated financial statements since 1916. Its appointment as the Company’s independent auditor for the fiscal year ending January 31, 2009 has been approved by the Audit Committee of the Board. Stockholder ratification of such appointment is requested.

It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP.

PROPOSAL 3 —

STOCKHOLDER PROPOSAL RELATING TO STOCKHOLDER APPROVAL OF

CERTAIN SEVERANCE AGREEMENTS

JCPenney has been informed that the Trowel Trades S&P 500 Index Fund, c/o Comerica Bank & Trust, National Association, as trustee of the fund, Two Mid America Plaza, Suite 616, Oakbrook Terrace, Illinois 60181, an owner of 6,831 shares of common stock, intends to submit a resolution at the Annual Meeting as follows:

RESOLVED: that the shareholders of J.C Penney Company, Inc. (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross-up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.

The Board of Directors Opposes This Proposal

Your Board of Directors understands the concerns that exist today regarding high levels of executive compensation and severance payments. The Board takes seriously its duty to provide independent oversight of the Company’s compensation practices to ensure that they are appropriate for the purpose of attracting, motivating and retaining quality executives whose skills and abilities will assist the Company in outperforming its competitors and enhancing stockholder value. The Board continues to believe that the Human Resources and Compensation Committee of the Board, and not individual stockholders, is in the best position to evaluate the appropriateness of a compensation program for the Company or of a specific executive’s compensation package.

The Human Resources and Compensation Committee, which is responsible for formulating senior executive compensation programs, reviews the Company’s severance arrangements with executive officers. This Committee is comprised solely of independent, non-employee directors who are well versed in executive compensation issues generally, as well as the issues faced by the Company specifically, and who devote considerable time and attention to these matters. The Committee also retains an independent compensation consultant to help it evaluate the Company’s executive compensation programs and policies, including severance arrangements. In evaluating these arrangements, the Committee gives due consideration to the Company’s business needs, market developments and emerging best practices.

The Board further believes that this proposal would unduly hinder the Company’s ability to recruit and retain qualified executives by restricting the use of an important compensation tool. Outstanding candidates are unlikely to leave their current employment to join JCPenney if the terms of their employment with us are contingent on obtaining stockholder approval. This uncertainty would make the Company’s offer less valuable than those provided by other companies whose arrangements are not subject to such approval. This would put the Company at a disadvantage to other companies with which we compete for executive talent and would create delay and uncertainty in the recruitment of senior executives. The Company’s offer of employment under these circumstances could also require the premature public disclosure of confidential employment negotiations, which would again negatively impact the value of the Company’s offer when compared to a similar offer by one of its competitors. Losing desirable executive candidates is not in the best interests of the Company and its stockholders.

The Company’s severance arrangements are also intended to diminish the inevitable distraction of executives by virtue of the personal uncertainties and risks created by a threatened or pending change in control transaction and to encourage the executive’s full attention and dedication to JCPenney currently and in the event of a potential change in control. Such arrangements encourage management neutrality when faced with a potential takeover. Your Board believes that stockholders benefit by having the Company’s executive officers focused on enhancing stockholder value in such circumstances rather than being faced with potentially conflicting personal interests.

Your Board believes that the adoption of this proposal would limit JCPenney’s ability to design employment arrangements as needed in order to attract and retain the best qualified executives and that decisions regarding compensation arrangements, including severance agreements, should continue to be the primary responsibility of the Board, which, through its Human Resources and Compensation Committee, is in the best position to assess appropriate and competitive compensation practices.

Accordingly, your Board of Directors unanimously recommends that you vote AGAINST this stockholder proposal.

OTHER BUSINESS MATTERS

Stockholder Proxy Proposal Deadline

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 5, 2008.

Stockholder Business — Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with JCPenney’s Bylaw procedures. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Corporate Secretary of the Company. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

The chair of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

Timing

It is currently expected that the 2009 Annual Meeting of Stockholders will be held on or about May 15, 2009, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by December 5, 2008) must be given by stockholders and received by the Secretary of the Company by February 14, 2009. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company’s Bylaws are available on our website at www.jcpenney.net or you may request a copy from the Corporate Secretary of the Company.

Jeffrey J. Vawrinek,

Acting Secretary

JCPenney

WINNING TOGETHER Principles

associates. . . . .

We value, develop, and reward the contributions and talents of all associates.

integrity. . . . .

We act only with the highest ethical standards.

performance. . . . .

We provide coaching and feedback to perform at the highest level.

recognition. . . . .

We celebrate the achievements of others.

teamwork. . . . .

We win together through leadership, collaboration, open and honest communication, and respect.

quality. . . . .

We strive for excellence in our work, products, and services.

innovation. . . . .

We encourage creative thinking and intelligent risk taking.

community. . . . .

We care about and are involved in our communities.

we do this for our. . .

customers. . . . .

We build lasting relationships by offering superior service and value.

shareholders. . . . .

We aspire to superior financial performance.

JCPenney
Every Day Matters
jcp.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until two days prior to the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by J. C. Penney Company, Inc. in mailing proxy materials, you can consent to receive all future notice communications, proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until two days prior to the meeting date. Have your proxy/ voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope provided or return it to J. C. Penney Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K, Summary Annual Report and Proxy Statement on the Internet at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

JCPEN1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

J. C. PENNEY COMPANY, INC.

Directors recommend a vote FOR Proposals 1 and 2.
Directors recommend a vote AGAINST Proposal 3.

Vote On Proposals

1. Election of Directors: Nominees for Election of Directors for the term set forth in the Proxy Statement are:

Nominees:	For	Against	Abstain
1a. C. C. Barrett	☐	☐	☐
1b. M. A. Burns	☐	☐	☐
1c. M. K. Clark	☐	☐	☐
1d. T. J. Engibous	☐	☐	☐
1e. K. B. Foster	☐	☐	☐
1f. K. C. Hicks	☐	☐	☐
1g. L. H. Roberts	☐	☐	☐
1h. J. G. Teruel	☐	☐	☐
1i. M. E. Ullman III	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

I elect to direct the voting of undirected shares in the Plan. ☐ Yes ☐ No

Please Sign and Date
Please sign your name exactly as stenciled hereon. Persons signing in a representative capacity should indicate their capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date

JCPenney
Every Day Matters
jcp.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by J. C. Penney Company, Inc. in mailing proxy materials, you can consent to receive all future notice communications, proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy/voting instruction card and return it in the enclosed postage-paid envelope provided or return it to J. C. Penney Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K, Summary Annual Report and Proxy Statement on the Internet at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: JCPEN3 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

J. C. PENNEY COMPANY, INC.

Directors recommend a vote FOR Proposals 1 and 2.
Directors recommend a vote AGAINST Proposal 3.

Vote On Proposals

1. Election of Directors: Nominees for Election of Directors for the term set forth in the Proxy Statement are:

Nominees:

	For	Against	Abstain
1a. C. C. Barrett	☐	☐	☐
1b. M. A. Burns	☐	☐	☐
1c. M. K. Clark	☐	☐	☐
1d. T. J. Engibous	☐	☐	☐
1e. K. B. Foster	☐	☐	☐
1f. K. C. Hicks	☐	☐	☐
1g. L. H. Roberts	☐	☐	☐
1h. J. G. Teruel	☐	☐	☐
1i. M. E. Ullman III	☐	☐	☐
2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending January 31, 2009; and	☐	☐	☐
3. To consider a stockholder proposal relating to stockholder approval of certain severance agreements.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please Sign and Date
Please sign your name exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date